                                                                     EXHIBIT 2.1


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                            ASSET PURCHASE AGREEMENT





                                 BY AND BETWEEN



                          LONE STAR TECHNOLOGIES, INC.,

                           FINTUBE TECHNOLOGIES, INC.

                                       AND

                           FINTUBE LIMITED PARTNERSHIP






                                NOVEMBER 16, 1999









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                                TABLE OF CONTENTS

                                                                            PAGE


       ARTICLE I -- DEFINITIONS................................................1
         1.1      Defined Terms................................................1
         1.2      Other Definitional Provisions...............................10

       ARTICLE II -- PURCHASE AND SALE........................................10
         2.1      Purchase and Sale...........................................10
         2.2      Retained Assets.............................................11
         2.3      Payment of Purchase Price...................................12
         2.4      Base Purchase Price Adjustment..............................13
         2.5      Assumption of Liabilities...................................14
         2.6      Liabilities Not Assumed by the Purchaser....................16
         2.7      Non-Assignable Contracts/Permits............................16
         2.8      Delivery of Assets..........................................16
         2.9      Instruments of Conveyance and Transfer......................16
         2.10     Certain Consents to Assignment..............................17
         2.11     Allocation..................................................17

       ARTICLE III -- CLOSING.................................................17
         3.1      Closing.....................................................17
         3.2      Closing Obligations.........................................17

       ARTICLE IV -- REPRESENTATIONS AND WARRANTIES...........................19
         4.1      Representations and Warranties of Sellers...................19
         4.2      Representations and Warranties of Purchaser and Lone Star...34
         4.3      Brokers' Fees...............................................36

       ARTICLE V -- COVENANTS.................................................37
         5.1      Conduct of Business by Fintube Pending Closing..............37
         5.2      Access to Assets, Personnel and Information.................39
         5.3      Payment of Expenses.........................................40
         5.4      Public Announcements........................................40
         5.5      No Solicitation.............................................40
         5.6      Additional Arrangements.....................................40
         5.7      Further Assurances..........................................41
         5.8      Employees...................................................41
         5.9      Proration of Property Taxes.................................43
         5.10     Taxes.......................................................43
         5.11     Confidentiality.............................................43
         5.12     Amendment of Schedules......................................44
         5.13     Noncompetition..............................................44
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                                      -i-
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
         5.14     Product Liability/Discontinued Operations Insurance.........44
         5.15     Stock Registration Agreement................................44
         5.16     NYSE Listing................................................45
         5.17     Delivery of Investment Letters..............................45
         5.18     Title Insurance and Surveys.................................45
         5.19     Stock Options...............................................46
         5.20     Consulting Agreement........................................47
         5.21     Employment Agreements.......................................47
         5.22     Arrangement for Legal Services..............................47
         5.23     Survival of Covenants.......................................47
         5.24     Change of Name..............................................47
         5.25     Correction of Environmental Conditions......................47
         5.26     Lone Star Common Stock......................................48

       ARTICLE VI -- COOPERATION IN VARIOUS MATTERS...........................48
         6.1      Mutual Cooperation..........................................48
         6.2      Preservation of Files and Records...........................48
         6.3      Preparation of Reports, Etc.................................48

       ARTICLE VII -- CONDITIONS..............................................48
         7.1      Conditions to Each Party's Obligation to Close..............48
         7.2      Conditions to Obligation of Fintube.........................49
         7.3      Conditions to Obligation of Purchaser.......................49

       ARTICLE VIII    TERMINATION............................................51
         8.1      Termination Rights..........................................51
         8.2      Effect of Termination.......................................52
         8.3      Consequential Damages.......................................52

       ARTICLE IX -- INDEMNIFICATION AND CLAIMS...............................52
         9.1      Indemnification.............................................52
         9.2      Pre-Closing Operations......................................53
         9.3      Post-Closing Operations.....................................53
         9.4      Warranty Claims.............................................53
         9.5      WARN Act....................................................54
         9.6      Defense of Third Party Claims...............................54
         9.7      Limit on Indemnity Obligations..............................55
         9.8      Fintube's Escrow............................................56
         9.9      Exclusive Remedy............................................56
         9.10     Survival....................................................56

       ARTICLE X    MISCELLANEOUS.............................................57
         10.1     Transfers of Lone Star Common Stock.........................57
         10.2     Lone Star Guaranty..........................................57
         10.3     Governing Law...............................................57
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
         10.4     Counterparts................................................57
         10.5     Assignment; Binding Effect; No Third Party Benefit..........57
         10.6     Entire Agreement............................................57
         10.7     Notices.....................................................58
         10.8     Amendment...................................................58
         10.9     Severability................................................59
         10.10    Waivers.....................................................59
         10.11    Enforcement of Agreement....................................59
         10.12    Arbitration.................................................59
         10.13    Performance by Sellers......................................60
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                                      -iii-

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "AGREEMENT") is made and entered into as of the 16th day of November, 1999, by and among Lone Star Technologies, Inc., a Delaware corporation ("LONE STAR"), Fintube Technologies, Inc., an Oklahoma corporation and a wholly owned subsidiary of Lone Star ("PURCHASER"), and Fintube Limited Partnership, a Delaware limited partnership ("FINTUBE" and the Subsidiaries (as defined in Section 1.1), collectively the "SELLERS").

                                    RECITALS

         A. Sellers are directly engaged in the business of designing, manufacturing, processing, engineering and selling finned tubes, steel fin strip, economizers, boiler tubes, extended surface inside diameter tubing and other products, for use in heat recovery applications; Sellers are also engaged in the business of steel coil slitting and storage, producing and selling oscillate wound products, and selling and licensing fintube machinery and technology (hereinafter collectively referred to as the "BUSINESS").

         B. Lone Star desires to acquire, through its wholly owned Oklahoma subsidiary corporation, the Purchaser, or, in the case of Sellers' foreign assets, through wholly owned subsidiaries of the Purchaser, and Fintube desires to sell, the Business and substantially all of the assets of Fintube (excluding the Retained Assets (as defined in Section 2.2)), and to cause the Subsidiaries to sell the Business and substantially all of the assets of the Subsidiaries.

         C. Lone Star, the Purchaser and Fintube (the "PARTIES") desire to evidence their agreement to the terms and conditions of the purchase and sale of said assets as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning specified below:

         "AAA" means the American Arbitration Association office in Dallas, Texas, as specified by Section 10.12(c).

         "ACCOUNTS PAYABLE" means any and all trade accounts payable, accrued expenses and other current liabilities of Sellers, arising in the ordinary course of the Business.

         "ACCOUNTS RECEIVABLE" means any and all accounts and notes receivable of Sellers, other than the Employee Notes, arising in the ordinary course of the Business.

         "ACTUAL BASE PURCHASE PRICE ADJUSTMENT" has the meaning set forth in
Section 2.4(c).

         "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

         "AGREEMENT" means this Asset Purchase Agreement, as amended, supplemented or modified from time to time.

         "ANCILLARY DOCUMENTS" means each agreement, instrument and document (other than this Agreement) executed, or to be executed, by Sellers, Lone Star or Purchaser in connection with the transaction contemplated by this Agreement.

         "ASSETS" has the meaning specified in Section 2.1.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the agreement attached hereto as EXHIBIT 3.2(b).

         "ASSUMED LIABILITIES" has the meaning specified in Section 2.5.

         "AYB" means Aletas y Birlos, S.A. de C.V., a corporation organized under the laws of the United Mexican States.

         "BALANCE SHEET DATE" has the meaning specified in Section 4.1(h).

         "BANK DEBT" means the unpaid balance as of the Closing Date of all revolving loans, and term loans of Sellers (excluding the IRB Debt), all of which loans are identified in the Sellers' Financial Statements.

         "BASE PURCHASE PRICE" has the meaning specified in Section 2.3.

         "BASE PURCHASE PRICE ADJUSTMENT" has the meaning specified in Section 2.4(a).

         "BASKET" has the meaning specified in Section 9.7(b).

         "BENCHMARK NET WORKING CAPITAL" means the net working capital of the Business as of December 31, 1998, as calculated in SCHEDULE 2.4(a).

         "BROKERS" has the meaning specified in Section 4.3(a).

         "BROKERS' FEES " has the meaning specified in Section 4.3(a).

         "BUSINESS" has the meaning specified in the Recitals to this Agreement.

         "CAP" has the meaning specified in Section 9.7(c).

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

         "CLAIM" has the meaning specified in Section 9.1.

         "CLOSING" means the consummation of the purchase and sale of the Assets hereunder, which shall occur on the Closing Date.

         "CLOSING DATE" has the meaning specified in Section 3.1.

         "CLOSING NET WORKING CAPITAL" means current assets transferred to the Purchaser at Closing less current liabilities assumed by the Purchaser or its subsidiaries at Closing, determined in accordance with GAAP, consistently applied, and calculated in the same format used in the calculation of Benchmark Net Working Capital in SCHEDULE 2.4(a)).

         "CLOSING STATEMENT" has the meaning set forth in Section 2.4(c).

         "COBRA" has the meaning set forth in Section 5.8(d).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" means the letter agreement between Ceres Capital Partners and Fintube, dated March 1, 1999, relating to the furnishing of information to Ceres Capital Partners, its Affiliates or their representatives, in connection with their evaluation of the possibility of the transaction contemplated in this Agreement, and to which Lone Star and Purchaser have agreed to be bound.

         "CONSULTING AGREEMENT" means the agreement attached hereto as EXHIBIT 5.20.

         "CONTRACTS" means any and all written and oral agreements, contracts, commitments and understandings to which any of the Sellers is a party, by which any of the Sellers is directly or indirectly bound, or to which any Assets of any of the Sellers may be subject, including the agreements and material oral contracts identified on SCHEDULE 2.1(d); provided, however, in the case of material oral contracts, all such contracts are described on SCHEDULE 2.1(d).

         "DESIGNATED RECIPIENTS" means the parties identified on SCHEDULE 1.1.

         "DISPUTE" has the meaning set forth in Section 10.10(a).

         "DISPUTING PERSON" has the meaning set forth in Section 10.12(a).

         "DRAFT CLOSING STATEMENT" has the meaning set forth in Section 2.4(c).

         "EMPLOYEES" has the meaning specified in Section 5.8(a).

         "EMPLOYEE NOTES" means the promissory notes in the approximate aggregate amount of $2,000,000, payable to Fintube by certain of the management employees of Fintube in connection with their purchase of equity in Fintube.

         "EMPLOYMENT OPTIONS" has the meaning set forth in Section 5.19.

         "ENVIRONMENTAL LAW(S)" means any applicable federal, state, provincial, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to: (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) the environment, preservation or reclamation of natural resources, solid waste handling treatment or disposal, operation or reclamation of oil and gas operations or mines, or protection of environmentally sensitive areas.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW ACCOUNT" has the meaning specified in Section 9.8.

         "ESCROW AGENT" has the meaning specified in Section 9.8

         "ESCROW CLAIM" has the meaning specified in Section 9.8.

         "ESTIMATED ADJUSTMENT STATEMENT" has the meaning set forth in Section 2.4(b).

         "ESTIMATED BASE PURCHASE PRICE ADJUSTMENT" has the meaning set forth in
Section 2.4(b).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FINTUBE PROTECTED PERSONS" has the meaning specified in Section
4.3(b).

         "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

         "GOODWILL" means the intangible assets of the Sellers, to which a portion of the Purchase Price is allocated on SCHEDULE 2.11.

         "GOVERNMENTAL ACTION" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" means any national, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Fintube or any of the Subsidiaries, as the case may be, or any of their properties or assets.

         "HAZARDOUS MATERIAL(S)" means: (a) any "hazardous substance" defined by CERCLA; (b) any "hazardous waste" or "solid waste" in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. Section2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; (g) petroleum, petroleum hydrocarbons, or any fractions or byproducts thereof; or (h) any contaminant in any form or condition within the meaning of and regulated by an Environmental Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PERSON" has the meaning specified in Section 9.1.

         "INDEMNIFYING PARTY" has the meaning specified in Section 9.1.

         "INTELLECTUAL PROPERTY RIGHTS" means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs, databases, processes, technical know-how, business know-how, drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, and operating and quality control manuals and data relating to the Assets or the Business, including the items listed on SCHEDULE 2.1(e) and
SCHEDULE 4.1(r).

         "INTERESTS" means the equity ownership interests of Fintube in the Subsidiaries.

         "INVENTORY" means any and all inventory and other supplies, whether on hand or on order, including all raw materials and other materials used or consumed in the course of the Business, work in process, labeling and packaging, products or goods ordered or held for shipment or in transit and other finished products and goods.

         "INVESTMENT LETTERS" has the meaning specified in Section 5.17.

         "IRB DEBT" means the industrial revenue bond obligations of Sellers having an outstanding principal balance of $1,423,970.23 at October 31, 1999.

         "KNOWLEDGE" (whether or not capitalized) means:(a) with respect to the Sellers or Fintube, the actual knowledge of the four (4) directors (Jerry E. Ryan, Raymond M. Briggs, Larry Bump and Jerry R. Nichols) of Division Fintube Corporation, Fintube's general partner, together with the actual knowledge of David Crowell, Marion Deaton, Michelle LaBelle, Charles Ochinegro, Peggy Peters, Larry Sims, Parker Strickland and Gary Willis, and; (b) with respect to Lone Star or the Purchaser, the actual knowledge of any of the managerial employees, officers and directors of such entity or any Affiliates thereof. Actual knowledge shall be deemed to include such knowledge as would have been obtained with a reasonable inquiry into the subject matter in question.

         "LIEN" means any lien, mortgage, security interest, pledge, encumbrance, title defect, restrictive covenant, easement, right-of-way, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

         "LONE STAR BROKERS" has the meaning specified in Section 4.3(b).

         "LONE STAR COMMON STOCK" means the common stock of Lone Star Technologies, Inc., a Delaware corporation, having a $1.00 par value that will, pursuant to the terms of the Stock Registration Agreement attached hereto as
EXHIBIT 2.3(b), be registered under the Securities Act and approved for listing on the NYSE.

         "MATERIAL ADVERSE EFFECT" means: (a) when used with respect to Sellers, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Sellers (taken as a whole) or the aggregate value of the Assets, or would materially impair the ability of Sellers (taken as a whole) to own, hold, develop and operate their Assets, or would materially impair Fintube's ability to perform its obligations hereunder or consummate the transaction contemplated hereby; (b) when used with respect to a particular Seller, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of such Seller or the aggregate value of its Assets, or would materially impair the ability of such Seller to own, hold, develop and operate those Assets owned or used by it; and (c) when used with respect to Lone Star, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Lone Star and its subsidiaries, considered as a whole.

         "NON-ASSIGNABLE CONTRACTS" has the meaning specified in Section 2.7.

         "NON-COMPETITION AGREEMENT" has the meaning specified in Section 5.13.

         "NOTICE OF ARBITRATION" has the meaning specified in Section 10.12.

         "OPTIONS" has the meaning specified in Section 5.19.

         "PARTIES" has the meaning specified in the Recitals to this Agreement.

         "PERMITS" means any and all permits, licenses, variances, exemptions, orders, franchises, approvals, consents, registrations, certifications and authorizations of all Governmental Authorities held by any of the Sellers relating to the ownership, use or operation of the Business or the Assets, including the items set forth on SCHEDULE 2.1(c).

         "PERMITTED LIENS" means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof for sums not yet due; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Sellers; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not interfering with the ordinary conduct of the business of any of the Sellers or rights to any of the Assets and having no material adverse effect on the value of the Real Property; (f) any defects, irregularities or deficiencies in title to real estate interests that are of record and do not interfere with the ordinary conduct of the business of Sellers and having no material adverse effect on the value of the Real Property; and (g) any and all Liens securing the Bank Debt; provided, however, to the extent Lone Star does not direct that the Liens securing the Bank Debt be assigned to its lenders, the Liens securing the Bank Debt shall be released at Closing.

         "PERSON" (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a Governmental Authority.

         "POST-CLOSING PAYMENT" has the meaning set forth in Section 2.4(c).

         "PROJECTIONS" has the meaning set forth in Section 5.19.

         "PROTECTED PERSONS" has the meaning specified in Section 4.3(a).

         "PURCHASE PRICE" means the Base Purchase Price specified in Section 2.3, as adjusted pursuant to Section 2.4.

         "PURCHASER" has the meaning specified in the introductory paragraph of this Agreement.

         "PURCHASER CLAIMS" has the meaning specified in Sections 9.7(b).

         "PURCHASER REPRESENTATIVE" means any director, officer, manager, employee, agent, advisor (including legal, accounting and financial advisors, and environmental engineers or consultants), Affiliate or other representative of Lone Star or Purchaser, and any similar authorized representatives of Lone Star's or Purchaser's third party lender or proposed third party lender in connection with the financing of the transaction contemplated hereby.

         "RCRA" means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.

         "REAL PROPERTY" means any and all real and immovable property owned by any of the Sellers, or in which any of the Sellers have acquired an interest, including buildings, structures, erections, fixtures, easements, rights-of-way, access rights, licenses, transferable permits and other appurtenances and improvements erected upon, attached to or used in connection with such real property, including the items set forth on Schedule 2.1(a). Real Property shall also mean the two parcels of real estate subleased by the Sellers at the Tulsa Port of Catoosa, and the warehouse facility leased by the Sellers in downtown Tulsa, but shall not include any other leased or subleased real property.

         "RELATED PERSONS" (whether or not capitalized) has the meaning specified in Section 9.1.

         "REPRESENTATIVE" means any director, officer, manager, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of such Party.

         "RESPONSIBLE OFFICER" means, with respect to any Party, the Chief Executive Officer, Chief Operating Officer or President of such Party.

         "RETAINED ASSETS" has the meaning specified in Section 2.2.

         "RETAINED LIABILITIES" has the meaning specified in Section 2.6.

         "SCHEDULES" mean the schedules attached hereto, together with any documents listed on such schedules.

         "SEC" has the meaning specified in Section 5.15.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES LAW EXEMPTION" has the meaning specified in Section 2.3.

         "SELLERS" has the meaning specified in the introductory paragraph of this Agreement.

         "SELLERS' EMPLOYEE BENEFIT PLANS" means "employee benefit plans" as defined in Section 3(3) of ERISA, including the 401(k) Profit Sharing Plan,
Section 125 cafeteria plan, health plan, short term disability plan, dental plan, co-pay program, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long-term incentive, hospitalization, medical insurance, life insurance program, dismemberment program, and scholarship program, maintained by Sellers or any Subsidiary or to which Sellers or any Subsidiary has contributed or is obligated to contribute, which are described on SCHEDULE 4.1(y) to this Agreement.

         "SELLERS' FINANCIAL STATEMENTS" has the meaning specified in Section 4.1(h).

         "SELLERS0 MATERIAL CONTRACTS" means the Contracts or the series of related Contracts of any of the Sellers involving total value or consideration in excess of $250,000.

         "STOCK CONSIDERATION" has the meaning specified in Section 2.3.

         "STOCK REGISTRATION AGREEMENT" means the agreement attached hereto as
EXHIBIT 2.3(b).

         "SUBSIDIARIES" means the entities in which Fintube has an equity ownership interest, listed on SCHEDULE 4.1(f).

         "SURVEYS" has the meaning specified in Section 5.18(e).

         "TANGIBLE PERSONAL PROPERTY" means all plant, equipment, vehicles, machinery, manufacturing and laboratory equipment, testing equipment, gauges, valves, compressors, tanks, motors, parts, tools, pumps, controls, materials and supplies, computers, communications and office equipment, furnishings, furniture and other tangible property owned, leased or used by Sellers, including the items set forth on SCHEDULE 2.1(b).

         "TAX RETURNS" has the meaning specified in Section 4.1(dd).

         "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, provincial, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

         "THIRD PARTY CONSENT" means the consent or approval of any Person other than any of Sellers, Lone Star, Purchaser or any Governmental Authority.

         "TITLE BINDERS" has the meaning specified in Section 5.18(a).

         "TITLE COMPANY" has the meaning specified in Section 5.18(a).

         "TITLE INSURANCE" has the meaning specified in Section 5.18(a).

         "TITLE OPINIONS" has the meaning specified in Section 5.18(f).

         "TITLE OBJECTION" has the meaning specified in Section 5.18(g).

         "VALUATION PRICE" has the meaning specified in Section 2.3.

         "WARN ACT" means the Worker Adjustment and Retraining Notification Act, as amended.

         "WARRANTY CLAIM" has the meaning specified in Section 9.4.

         "YEAR 2000 COMPLIANCE" has the meaning specified in Section 4.1(hh).

         "2000 PERIOD" has the meaning specified in Section 9.4(a).

         "2001 PERIOD" has the meaning specified in Section 9.4(a).

         1.2     OTHER DEFINITIONAL PROVISIONS.

                 (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

                 (b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

                 (c) The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER" and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS ARTICLE," "THIS SECTION" and "THIS SUBSECTION," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "OR" is not exclusive, and the word "INCLUDING" (in its various forms) means "INCLUDING WITHOUT LIMITATION."

                 (d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 PURCHASE AND SALE. At the Closing, upon the terms and subject to the conditions contained herein, Fintube shall, and shall cause the Subsidiaries to, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Sellers, in exchange for Purchaser's payment to Fintube of the Purchase Price and assumption of the Assumed Liabilities, (or, with respect to the assets of AyB, the payment of the cash portion of the Purchase Price directly to said corporation), all of Sellers' right, title and interest in and to all of the assets, properties and rights of Sellers, including all of the assets, properties and rights described in this Section 2.1, but excluding the Retained Assets, (collectively and individually, the "ASSETS"); provided, however, Purchaser may at its election require Fintube: (i) to cause AyB to convey those Assets owned or used by it to a subsidiary of Purchaser; and (ii) to convey those Assets owned or used by its Biraghi Canada division to another subsidiary of Purchaser:

                 (a) all Real Property, including the items set forth on
SCHEDULE 2.1(a);

                 (b) all Tangible Personal Property, including the items set forth on SCHEDULE 2.1(b);

                 (c) all Permits, including the items set forth on SCHEDULE 2.1(c), to the extent transferrable;

                 (d) all Contracts, including the items set forth on SCHEDULE 2.1(d);

                 (e) all of Sellers' Intellectual Property Rights, including the items set forth on SCHEDULE 2.1(e);

                 (f) all Inventory of Sellers, including the items set forth on
SCHEDULE 2.1(f);

                 (g) all Accounts Receivable, deposits, and prepaid expenses of Sellers, including the items set forth on SCHEDULE 2.1(g);

                 (h) all rights of Sellers under warranties and guarantees, express and implied;

                 (i) all software and computer programs and documentation, including flow charts, diagrams, descriptive texts and programs, computer printout tapes and databases of Sellers;

                 (j) all rights (including indemnification rights) and choses in action of Sellers: (i) against third parties which affect the use of, or title to, any of the Assets after the Closing; or (ii) which may be asserted as counterclaims, rights of setoff or defenses in any action brought by a Third Party against Purchaser which relate to any of the Assets or Assumed Liabilities;

                 (k) all other property of any kind, tangible and intangible, real, personal and mixed (including those items set forth in the books and records of Sellers) and all other rights and benefits to which Sellers may be entitled relating to the Assets or the Business;

                 (l) all books, records, files, documents, papers and agreements of Sellers which relate to the Assets or the Business, including all operating, maintenance, vendor, landowner, computer, employee and environmental records and files;

                 (m)   all Goodwill of the Sellers; and

                 (n) all bank accounts of the Sellers including the accounts set forth on SCHEDULE 2.1(n) (other than a new bank account created specifically for the receipt of the cash portion of the Purchase Price) including all cash on deposit in such accounts and all uncleared deposits in such accounts, the petty cash of Sellers, all temporary cash investments of Sellers and instruments representing same (including without limitation marketable securities), and all other cash and cash equivalents of Sellers on hand, in transit, or in depositories, as of the Closing Date.

         2.2 RETAINED ASSETS. Notwithstanding the provisions of Section 2.1, Fintube shall retain the following assets, and such assets shall not be included in the term "Assets" (the "RETAINED ASSETS"):

                 (a)   all rights in and to the Employee Notes;

                 (b)   all rights in the Interests;

                 (c)   the promissory note of AyB to Fintube; and

                 (d) all other items listed on SCHEDULE 2.2.

         2.3 PAYMENT OF PURCHASE PRICE. As consideration for the purchase of the Assets, Purchaser will pay to Fintube, for the account of all of the Sellers, at Closing, the sum of $82,000,000 (the "BASE PURCHASE Price"), plus or minus the Estimated Base Purchase Price Adjustment specified by Section 2.4 (hereinafter collectively referred to as the "PURCHASE PRICE"), payable as follows: either
(a) by delivery of: (i) twenty million dollars ($20,000,000) of Lone Star Common Stock (the "STOCK CONSIDERATION"), valued at the Valuation Price (as hereafter defined); and (ii) the balance of the Purchase Price by cashier's check or wire transfer acceptable to Fintube (or to AyB as provided in Section 2.1); or (b) if a Material Adverse Effect has occurred with respect to Lone Star pursuant to
Section 7.2(c), by cashier's check or wire transfer acceptable to Fintube in the full amount of the Purchase Price; provided, however, if the issuance of the Stock Consideration pursuant to clause (i) above would result in a Material Adverse Effect on Lone Star for 1999 or any subsequent taxable years (such determination to be based on a reasoned opinion of Lone Star's legal counsel or independent public accountants), Lone Star may, at its option: (A) reduce the Stock Consideration by removing such number of shares of Lone Star Common Stock therefrom as is reasonably necessary to avoid the occurrence of such Material Adverse Effect and (B) correspondingly increase the cash portion of the Purchase Price by the Valuation Price multiplied by that number of shares of Lone Star Common Stock removed from the Stock Consideration pursuant to this proviso. The value of each of the shares of Lone Star Common Stock to be delivered by the Purchaser at Closing, if any, shall be computed by dividing the sum of the closing price of Lone Star Common Stock for thirty (30) trading days ending on the third trading day immediately preceding the Closing Date, by thirty (30) (the "VALUATION PRICE"). The closing price of Lone Star Common Stock on a trading day, for purposes of this calculation, shall be the day's last trade price as reported under New York Stock Exchange Composite Transactions in The Wall Street Journal. Any shares of Lone Star Common Stock issued as a part of the Purchase Price shall be delivered to Fintube at the Closing, in the form of a Lone Star stock certificate or certificates, registered in the name of Fintube or the Designated Recipients (as herein defined) bearing the restrictive legends in the form of EXHIBIT 2.3(a) attached hereto. None of the shares, if any, of Lone Star Common Stock issued as part of the Purchase Price shall be issued in consideration of those Assets purchased by a subsidiary of Purchaser from AyB, and all of such Assets shall be deemed to be purchased for the cash portion of the Purchase Price. The shares of Lone Star Common Stock to be issued as a part of the Purchase Price shall be registered by Lone Star under the Securities Act and approved for listing on the NSYE, pursuant to the terms of the stock registration agreement attached hereto as EXHIBIT 2.3(b) (the "STOCK REGISTRATION AGREEMENT").

                 (a) If there is a Securities Law Exemption (as herein defined), Lone Star will issue the Stock Consideration: (i) to those persons designated by Fintube on SCHEDULE 1.1 hereto (the "DESIGNATED RECIPIENTS"), as the persons to whom Fintube is directing the Stock Consideration be paid; and(ii) in such proportions among the Designated Recipients as Fintube shall designate not less than five (5) business days prior to the Closing Date;

                 (b) If there is not a Securities Law Exemption, Lone Star will so advise Fintube and Fintube will remove such number of "unaccredited investors" (as contemplated by Rule 501 of Regulation D of the SEC) from the list of Designated Recipients so that Lone Star may reasonably determine there is a Securities Law Exemption (in which event Lone Star will issue the Stock Consideration to those persons on the revised list of Designated Recipients);

provided, however, Lone Star may: (i) round that portion of the Stock Consideration issuable to any Designated Recipient down to the nearest whole share to avoid the issuance of fractional shares ; and (ii) correspondingly increase the cash portion of the Purchase Price payable to Fintube by an amount equal to (x), the total fractional shares multiplied by (y), the Valuation Price. For purposes hereof, there will be a Securities Law Exemption unless Lone Star, based upon legal authority set forth in a reasoned legal opinion of Lone Star's counsel delivered to Fintube, determines that based on the list of Designated Recipients and the properly completed and executed Investment Letters, as defined below, obtained by Fintube from Designated Recipients and forwarded to Lone Star at least five (5) business days prior to the Closing Date, that the issuance of the Stock Consideration to each such Designated Recipient is not exempt from registration under: (i) the Securities Act of 1933 by virtue of Rule 506 of Regulation D of the SEC and (ii) any applicable state securities law (the "SECURITIES LAW EXEMPTION").

         2.4     BASE PURCHASE PRICE ADJUSTMENT.

                 (a) The Working Capital Base Purchase Price Adjustment shall be either: (i) the amount, if any, by which the Closing Net Working Capital exceeds the Benchmark Net Working

Capital calculated in SCHEDULE 2.4(a), which amount will increase the Base Purchase Price, or (ii) the amount, if any, by which Benchmark Net Working Capital exceeds Closing Net Working Capital, which amount will decrease the Base Purchase Price. Fintube's methodology in computing its reserves and accruals has been reviewed by Purchaser and is acceptable to Purchaser. The IRB Debt Base Purchase Price Adjustment shall be the amount, if any, of the IRB Debt assumed by Purchaser on the Closing Date, which amount will decrease the Base Purchase Price. The Working Capital Base Purchase Price Adjustment and the IRB Debt Base Purchase Price Adjustment are collectively called the Base Purchase Price Adjustment ("BASE PURCHASE PRICE ADJUSTMENT").

                 (b) At least four (4) business days prior to the Closing Date, Fintube shall deliver to Lone Star a statement (the "ESTIMATED ADJUSTMENT STATEMENT") reflecting the Sellers' best good faith estimate, after consultation with Lone Star, of: (i) the Closing Net Working Capital; and (ii) the amount of the Base Purchase Price Adjustment. The Estimated Adjustment Statement shall set forth in reasonable detail the calculation of the Sellers' estimates of the amounts referred to in clauses (i) and (ii) above and, based thereon, a calculation of the estimated Base Purchase Price Adjustment (the "ESTIMATED BASE PURCHASE PRICE ADJUSTMENT"). The payment to be made by the Purchaser pursuant to
Section 2.3 hereof at the Closing shall be an amount equal to the Base Purchase Price ($82,000,000) plus or minus the Estimated Base Purchase Price Adjustment, as the case may be.

                 (c) Within fifteen (15) days after the Closing Date, Fintube and its independent public accountants shall prepare and deliver to all Parties a draft of a statement (the "DRAFT CLOSING STATEMENT") consisting of the audited balance sheet of the Business as of the Closing Date, prepared in accordance with GAAP. The Draft Closing Statement shall set forth the Closing Net Working Capital, as of the Closing Date. The Draft Closing Statement shall also set forth in reasonable detail a calculation of the actual Base Purchase Price Adjustment (the "ACTUAL BASE PURCHASE PRICE ADJUSTMENT"); and a calculation of the post-closing payment to be paid by Purchaser to Fintube, or by Fintube to Purchaser, as the case may be, resulting from the foregoing calculations, after consideration of the Estimated Base Purchase Price Adjustment paid at Closing, (the "POST-CLOSING PAYMENT"). The fees and expenses of Fintube's independent public accountants in connection with the Draft Closing Statement shall be borne by Fintube. Promptly after its receipt of the Draft Closing Statement, Purchaser shall engage a "Big Five" firm of independent public accountants to review the Draft Closing Statement and, within thirty (30) days after Purchaser's receipt of the Draft Closing Statement, to propose such revisions therein as are required by GAAP. Within the fifteen (15) day period immediately following Fintube's receipt of the proposed revisions from Purchaser's independent public accountants, Fintube and Purchaser shall meet and endeavor in good faith to agree on the final closing statement (the "CLOSING STATEMENT"). The fees and expenses of Purchaser's independent public accountants shall be borne by Purchaser. If Fintube and Purchaser are unable to agree on and finalize the Closing Statement within such fifteen (15) day period, Fintube and Purchaser shall on such fifteenth (15th) day agree on another "Big Five" firm of independent public accountants to review the Draft Closing Statement and the proposed revisions thereto and, within thirty (30) days after the engagement of such firm, to issue the Closing Statement. Such Closing Statement shall be final and binding on Fintube and Purchaser and shall not be subject to arbitration or further appeal. The fees and expenses of the third, mutually engaged firm of independent public accountants shall be borne equally by Fintube and Purchaser. Both Fintube and

Purchaser will cooperate with each of the independent public accountants and provide such accountants with the information necessary to prepare the Closing Statement together with the information relating thereto. Sellers and Purchaser shall use their individual and collective best efforts to cause all such independent public accountants to determine the Closing Statement as soon as is reasonably practicable after the Closing. The Party owing the Post-Closing Payment shall deliver the Post-Closing Payment by wire transfer of immediately available funds or by any other manner reasonably acceptable to the other Party, no later than ten (10) days after the date on which the determination of the Post-Closing Payment is finally made.

                 (d) The Post-Closing Payment, or any unpaid portion thereof, payable pursuant to clause (c) of this Section 2.4, shall be increased by an amount equal to interest thereon at a rate equal to 8% per annum, compounded annually, from the Closing Date until actually paid.

                 (e) In connection with the preparation of the Estimated Adjustment Statement and the Draft Closing Statement, the preparing Party shall provide the other Party (and its respective advisors and representatives), prior to the delivery of the relevant statement, with reasonable access (in each case subject to receipt of reasonable advance notice and during normal business hours) to work papers related to the calculation of Estimated Base Purchase Price Adjustment and the Actual Base Purchase Price Adjustment, and to all books and records that are required to verify the same, and with an opportunity to comment on the same prior to the finalization of the statement. With respect to the Estimated Adjustment Statement, Fintube will provide such access and opportunity to comment no later than four (4) business days prior to the Closing Date. At all times prior to the final determination of the Post-Closing Payment, Purchaser and Fintube will cooperate with each other in connection with matters contemplated by this Section 2.4.

                 (f) Except to the extent Purchaser, at its option, elects to assume the IRB Debt, Purchaser's assumption of the Assumed Liabilities (defined below) shall not reduce the Purchase Price.

         2.5 ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth herein, the Purchaser shall assume and satisfy or perform when due, the following liabilities and obligations of Sellers (the "ASSUMED LIABILITIES"):

                 (a) the IRB Debt, if Purchaser, at its option, elects to assume the IRB Debt;

                 (b) all liabilities and obligations of Sellers to the extent a reserve or accrual has been established on the books of the Sellers as of the Closing Date and such reserve or accrual is reflected as a current liability on the Closing Statement;

                 (c) all Accounts Payable and other current liabilities of Sellers reflected in the Closing Statement and incurred prior to Closing in the ordinary course of business, together with all accounts payable of the Business incurred as of and after the Closing;

                 (d) all Contracts of Sellers entered into in the ordinary course of the Business and described on SCHEDULE 2.1 (d);

                 (e) all other contracts of Sellers entered into in the ordinary course of the Business, including:

                       (i) all purchase orders, all customer contracts, all equipment contracts and all service contracts;

                       (ii) all warranty obligations of the Sellers, subject, however, to the right of Purchaser to reimbursement for such obligations pursuant to
                               Section 9.4; and

                       (iii) the obligations represented by those certain stand-by letters of credit and performance bonds described on Schedule 2.5, including the obligation to obtain the release at Closing of Sellers' banks and bonding companies pursuant to said stand-by letters of credit and bonds.

                 (f) all obligations of Sellers and Purchaser to offer benefits under Sections 601, ET. SEQ. of ERISA, or COBRA (as herein defined) pursuant to
Section 5.8(c) with respect to participants and qualified beneficiaries who experience a COBRA qualifying event under any Sellers' Employee Benefit Plan;

                 (g) all obligations to pay the amounts required to be paid by Purchaser pursuant to Section 5.8 hereof;

                 (h) all post-closing obligations of Sellers under the Sellers' Employee Benefit Plans that Purchaser assumes at Closing, including: (i) duties with respect to plan administration after the Closing (including filing of forms 5500 for Plan year 1999 and thereafter in the post-closing period, performance of discrimination testing, processing of claims, etc.); (ii) payment of employer premiums due under welfare plans for periods after the Closing; and (iii) payment of any required contributions to the 401(k) plan for periods after the Closing; and

                 (i) those other liabilities or obligations of the Sellers included on SCHEDULE 2.5 (including the amount of such liabilities), but only to the extent of the amount of such liabilities described on such schedule.

         2.6 LIABILITIES NOT ASSUMED BY THE PURCHASER. Neither Lone Star nor the Purchaser will assume any of the following liabilities (the "RETAINED LIABILITIES") and the Sellers will satisfy or perform when due, the Retained Liabilities (it being agreed that if there is a conflict between Section 2.5 and this Section 2.6, this Section 2.6 shall govern, and neither Lone Star nor Purchaser will assume or perform any of the liabilities set forth in this
Section 2.6):

                 (a) any liabilities of the Sellers or any of their Affiliates that were incurred prior to the Closing (including claims asserted after the Closing that relate to events occurring prior to the Closing) that are not Assumed Liabilities, subject to the terms of Section 9.2;

                 (b) any and all liabilities with respect to fees and expenses incurred by Sellers or any of their Affiliates in connection with the transaction described by this Agreement, (including the fees and expenses of any legal or financial advisors, accountants or brokers of the Sellers, as well as any travel or other expenses incurred or payable in connection with the transaction);

                 (c) any liability of Sellers or any of their Affiliates arising out of this Agreement;

                 (d)   the Bank Debt;

                 (e) the IRB Debt (unless Purchaser at its option elects to assume the IRB Debt);

                 (f) any litigation filed against any of the Sellers or any of their Affiliates prior to the Closing;

                 (g) any penalty or other liability relating to an IRS Form 5500 series return filed (or required to be filed) prior to Closing for any Sellers' Employee Benefit Plan;

                 (h) any liabilities for which Sellers have agreed to indemnify Lone Star and Purchaser pursuant to Sections 9.1 and 9.2; and

                 (i) any liability of Sellers or any of their Affiliates related to Taxes for any period (or portion thereof) ending on or before the Closing Date, except as otherwise provided in Sections 5.9 and 5.10.

         2.7 NON-ASSIGNABLE CONTRACTS/PERMITS. In the case of any Contracts or Permits which are by their terms, by virtue of their subject matter or by operation of law, not assignable to Purchaser without the consent of a third party or a Governmental Authority (the "NON-ASSIGNABLE CONTRACTS"), Sellers, Lone Star and Purchaser shall use reasonable efforts before and after the Closing to obtain any consents necessary to convey to Purchaser the Non-Assignable Contracts.

         2.8 DELIVERY OF ASSETS. Title to and possession of the Assets shall be delivered and transferred by Sellers to Purchaser at the Closing.

         2.9 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Sellers shall execute and deliver to Purchaser, as appropriate, one or more general warranty deeds, bills of sale, instruments of assignment, certificates of title, registrations, licenses and other documents, as may be reasonably satisfactory to Purchaser: (a) to vest in Purchaser good and marketable title to all of the Assets, including without limitation the names of the Sellers and the Intellectual Property Rights, free and clear of any and all Liens (other than Permitted Liens); and (b) to carry out the transaction contemplated by this Agreement. Fintube will, and will cause Sellers to assist Purchaser, as reasonably required after the Closing Date, in registering and recording with appropriate Governmental Authorities the conveyance and transfer documents.

         2.10 CERTAIN CONSENTS TO ASSIGNMENT. To the extent that the assignment of any right or agreement the benefit of which is to be acquired by Purchaser pursuant to this Agreement requires any Third Party Consent or consent by a Governmental Authority, Purchaser and Fintube shall (and Fintube will cause Sellers to) use reasonable efforts to obtain any consents necessary to any such assignment. Fintube shall (and Fintube shall cause Subsidiaries to) cooperate with Purchaser, in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefit of Sellers' rights under such right or agreement, including enforcement of any and all rights of Sellers against the other party thereto arising out of a breach or cancellation thereof by such third party.

         2.11 ALLOCATION. The Purchase Price shall be allocated to the Assets for federal and state income tax purposes, as set forth on SCHEDULE 2.11, and Purchaser and Fintube shall (and Fintube shall cause the Sellers to) file all returns and forms (including form 8594) consistent with such allocation.

                                   ARTICLE III
                                     CLOSING

         3.1 CLOSING. The Closing will take place at the offices of NICHOLS, WOLFE, STAMPER, NALLY, FALLIS & ROBERTSON, INC., 124 East Fourth Street, Tulsa, Oklahoma, on DECEMBER 14, 1999, at 10:00 o'clock a.m., C.S.T., or, if one or more of the conditions to Closing set forth in Article VII shall not have occurred as of such date, then on January 4, 2000, at 10:00 o'clock a.m., C.S.T., unless the Parties mutually agree on another date, time and place (the "CLOSING DATE"). For all purposes, the Closing shall be deemed to have occurred as of 5:00 o'clock p.m., C.S.T., on the Closing Date.

         3.2     CLOSING OBLIGATIONS.  At the Closing:

                 (a)   Fintube shall deliver to Purchaser:

                       (i) the instruments of conveyance and transfer described in Section 2.9;

                       (ii) a certificate or certificates, dated as of the Closing Date and executed on behalf of Fintube by one of its Responsible Officers, to the effect that: (i) Fintube's representations, warranties and covenants contained herein are true and correct as of the Closing Date (except to the extent set forth in such certificate) as if made on and as of the Closing Date; and (ii) that all conditions to Lone Star's and Purchaser's obligation to close the transaction contemplated hereby relating to or within the control of Sellers have been satisfied;

                       (iii) all Third Party Consents identified on SCHEDULE 3.2
         (a)(iii) except for those Third Party Consents that Purchaser and Fintube mutually agree within ten (10) days after the date hereof to exclude from the schedules of Third Party Consents (such action to be reflected on a substitute SCHEDULE 3.2(a)(iii) to be mutually agreed within such ten (10) day period);

                       (iv) a full and complete release of all Bank Debt Liens and other Liens (other than Permitted Liens) on any of the Assets, including the delivery of executed releases of mortgages and releases on Form UCC-3 for each Bank Debt Lien and other Lien (other than

         Permitted Liens) filed of record; provided, however, Purchaser may instead elect to have Fintube cause such Bank Debt lenders to assign all Liens relating to the Bank Debt to a financial institution providing financing to Purchaser for its acquisition of the Assets in connection with such financial institution's payment of the Bank Debt;

                       (v) the consents and Permits from the Governmental Authority(s) identified on SCHEDULE 3.2(a)(v);

                       (vi) an opinion of Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc. reasonably acceptable to Purchaser; and

                       (vii) such other certificates and documents as may be required by this Agreement.

                 (b) Purchaser shall deliver to Fintube:

                       (i) the Purchase Price payable as follows: (i) an amount required to repay the Bank Debt in full, and, if Purchaser at its option elects not to assume the IRB Debt, the IRB Debt in full, in each case as directed by Fintube, by wire transfer or by certified check, made payable jointly to Fintube and the respective secured creditors in an amount equal to the "payoff amount" for each of the Bank Debt and IRB Debt obligations; (ii) the amount necessary to fund the Escrow Account described in Section 9.8; and (iii) the remainder of the Purchase Price by cashiers check or by wire transfer to the accounts designated by Fintube, in immediately available funds;

                       (ii) the shares of Lone Star Common Stock described in
Section 2.3;

                       (iii) a duly executed Assignment and Assumption Agreement between the Sellers and the Purchaser, whereby Purchaser agrees to assume the Assumed Liabilities, in the form of EXHIBIT 3.2(b) attached hereto, (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

                       (iv) the duly executed Stock Registration Agreement in the form of EXHIBIT 2.3(b) attached hereto;

                       (v) a certificate or certificates, dated as of the Closing Date and executed on behalf of Purchaser by one of its Responsible Officers, to the effect that: (i) Purchaser's representations, warranties and covenants contained herein are true and correct as of the Closing Date (except to the extent set forth in such certificate) as if made on and as of the Closing Date; and (ii) that all conditions to Fintube's obligation to close the transaction contemplated hereby relating to or within the control of Purchaser have been satisfied;

                       (vi) an opinion of Thompson & Knight L.L.P. reasonably acceptable to Fintube; and

                       (vii) such other certificates and documents as may be required by this Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Fintube hereby represents and warrants to Purchaser as follows:

                 (a) ORGANIZATION. Fintube is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties, to conduct the Business as it is presently being conducted, and to enter into and perform its obligations under this Agreement. Fintube is duly qualified to do business as a foreign limited partnership, and is in good standing, in the State of Oklahoma and Canada, which are the only jurisdictions where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the Certificate and Agreement of Limited Partnership of Fintube have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, and have the requisite power and authority to own, lease and operate their respective properties, to conduct the Business as it is presently being conducted, and to enter into and perform their respective obligations under this Agreement. Each of the Subsidiaries (other than AyB) is duly qualified to do business, and is in good standing in Oklahoma, which is the only jurisdiction where the character of the properties owned or leased by them or the nature of their respective activities makes such qualification necessary.

                 (b) AUTHORITY. Fintube has full power and authority to execute and deliver this Agreement and the Ancillary Documents, and to perform Fintube's obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Fintube and the Ancillary Documents by Fintube or the Subsidiaries has been duly authorized by all necessary partnership and other action, and no further partnership or other action is necessary on the part of Fintube or Sellers for Fintube or the Sellers to execute and deliver this Agreement or the Ancillary Documents, and to consummate and perform the obligations hereunder and thereunder.

                 (c) VALIDITY AND BINDING EFFECT. This Agreement has been duly executed and delivered on behalf of Fintube and constitutes, and each Ancillary Document executed or to be executed by Fintube or its Subsidiaries has been, or when executed will be, duly executed and delivered by Fintube or its Subsidiaries, and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Fintube or its Subsidiaries, enforceable against Fintube or its Subsidiaries in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered a proceeding at law or in equity.

                 (d) NO VIOLATIONS. Except as set forth in SCHEDULE 4.1(d), the execution and delivery of this Agreement and the Ancillary Documents does not, and the consummation of the transaction contemplated hereby and thereby and compliance by Fintube with the provisions hereof and thereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets under any provision of:
(i) the Certificate or Agreement of Limited Partnership of Fintube or any analogous documents regarding corporate governance of each of the respective Subsidiaries; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to Fintube or to any of the Subsidiaries, other than the Bank Debt; or (iii) any United States (or to the knowledge of Sellers, any Mexican or Canadian) judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sellers, or any of their respective properties or assets.

                 (e) CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 4.1(e): (i) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any Ancillary Document by Fintube or the consummation by Fintube or any Sellers of the transaction contemplated hereby or thereby, except for the filing of a pre-merger notification report by Sellers under the HSR Act and the expiration or termination of the applicable waiting period thereunder; and (ii) no Third Party Consent is required by or with respect to any of the Sellers in connection with the execution and delivery of this Agreement or any Ancillary Documents or the consummation of the transaction contemplated hereby or thereby.

                 (f) INVESTMENTS. Except as set forth in SCHEDULE 4.1(f), Fintube owns a 100% equity interest in each of the entities listed on SCHEDULE 4.1(f). Except as set forth in SCHEDULE 4.1(f), none of the Sellers own any equity interest in any other corporation, general or limited partnership, joint venture, limited liability company or other business entity. None of the Sellers have conducted any business other than the Business.

                 (g) ASSETS. Except as set forth in SCHEDULE 4.1(g): the Sellers have good and marketable title to all of the Assets, and the Assets are being conveyed to Purchaser, free and clear of any Liens (other than Permitted Liens). The Assets (a) in the case of Tangible Personal Property, are in good operating condition (ordinary wear and tear excepted); and (b) constitute all of the property, rights and assets necessary for Purchaser to own, operate, use and enjoy the Assets and the Business for the same or similar purposes for which, and in the same or similar manner in which, the Assets and the Business have been owned, operated and used and enjoyed by Sellers prior to the transaction contemplated by this Agreement. To the knowledge of the Sellers, the Assets conform in all material respects to all applicable laws and regulations and Sellers have not received any notice to the contrary. Except as disclosed on
SCHEDULE 4.1(g), no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any of the Assets has been filed and is effective in any jurisdiction, and none of the Sellers have signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument).

EXCEPT AS MAY BE EXPRESSLY STATED IN THIS SECTION 4.1(g), THE ASSETS ARE BEING SOLD WITHOUT WARRANTY, EXPRESS OR IMPLIED, REGARDING THE OPERATION, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF THE ASSETS. PURCHASER IS BUYING THE ASSETS IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS.

                 (h) FINANCIAL STATEMENTS. Fintube has provided to Purchaser true and correct copies of: (i) the audited consolidated or combined balance sheet of Fintube as of December 31, 1998, (the "BALANCE SHEET Date"), December 31, 1997 and December 31, 1996 and the related audited consolidated or combined statements of income and cash flows for Sellers for the years ended December 31, 1998, December 31, 1997 and December 31,1996; and (ii) the unaudited consolidated or combined balance sheet of Sellers for the eight months ended August 31, 1999, and the unaudited consolidated or combined statements of income and cash flows for Sellers for the eight months ended August 31, 1999 (collectively, the "SELLERS FINANCIAL STATEMENTS"). Fintube has also provided to Purchaser true and correct copies of unaudited balance sheets of each of the Subsidiaries for the eight months ended August 31, 1999, and unaudited statements of income and cash flows for the Subsidiaries for the eight months ended August 31, 1999, (collectively the "SUBSIDIARY FINANCIAL STATEMENTS"). Except as set forth on SCHEDULE 4.1(h), and except for the omission of footnotes and routine annual adjustments consistent with past practices that are not material, the Sellers' Financial Statements and the Subsidiary Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the period involved, and fairly present in all material respects the financial position and results of operations of Fintube and the Subsidiaries as of the date specified and the results of operations and the cash flows of Fintube and the Subsidiaries for the period presented therein. Except as set forth on SCHEDULE 4.1(h), or in the Sellers' Financial Statements or the footnotes attached thereto, the statements of income included in the Sellers Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Sellers Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, nor have there been any transactions since August 31, 1999 giving rise to special or nonrecurring income or any such write-up or revaluation. Except as set forth on
SCHEDULE 4.1(h), as of the date of this Agreement, to their knowledge, none of the Sellers have any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which should be reflected as a liability on Fintube's or such Sellers' balance sheet as of the Balance Sheet Date under GAAP, except as and to the extent: (i) reflected or reserved against in the Sellers' Financial Statements or the Subsidiary Financial Statements; (ii) disclosed in one or more Schedules to this Agreement; (iii) of liabilities and obligations under this Agreement; or (iv) of liabilities and obligations incurred in the ordinary course of the Business (none of which is a material liability for breach of contract, breach of warranty, tort or intellectual property right infringement) since the Balance Sheet Date. Except for the Subsidiaries' obligations pursuant to the Bank Debt, neither Fintube nor any Subsidiary is a guarantor, surety, co-maker or other obligor with respect to the debt or liability of any other Person (including Fintube). All receivables (including accounts and notes receivable, employee advances and accrued interest receivables) of the Sellers, as reflected on the Sellers Financial Statements as of the Balance Sheet Date or arising since the date thereof up to and including the Closing Date, are valid obligations of the respective makers thereof, have arisen in the ordinary course of business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims or set offs and have been collected or are collectible in full at their recorded amounts in the ordinary course of business without resort to litigation or other extraordinary collection efforts, net of all cash discounts and reserves for doubtful accounts reflected on the Sellers Financial Statements (in the case of receivables so reflected) or on the books of the Fintube or the applicable Subsidiary (in the case of receivables arising since the date thereof).

                 (i) CAPITAL STRUCTURE OF THE SUBSIDIARIES. Except as set forth in SCHEDULE 4.1(i), all of the Interests are owned of record and beneficially by Fintube, free and clear of any and all Liens. Except as set forth in the
SCHEDULE 4.1(i), the Interests constitute all of the ownership interests in the Subsidiaries, and there are no options or any other securities outstanding that are convertible into, are exchangeable for, or represent a right to acquire, interests in the Subsidiaries.

                 (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SCHEDULE 4.1(j), since the Balance Sheet Date, none of the Sellers has done any of the following:

                       (i) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, consistent with past practices;

                       (ii) paid or declared any distributions or purchased, redeemed, acquired or retired any indebtedness or securities from its partners or members;

                       (iii) except for Permitted Liens, suffered or permitted any Lien to arise or be granted or created against or upon any of the Assets;

                       (iv) amended its Certificate or Agreement of Limited Partnership or Limited Liability Company or other governing documents;

                       (v) made or permitted any amendment, supplement, modification or termination of any of the Sellers' Material Contracts, other than in the ordinary course of business;

                       (vi) sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a value at the time of such sale, lease, transfer, assignment or disposition of $100,000 or more; provided, however, that this Section 4.1(j)(vi) shall not apply to products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business, consistent with past practices;

                       (vii) made any investment in or contribution, payment, advance or loan to any Person, other than investments, contributions, payments or advances, or commitments made in the ordinary course of business, consistent with past practices;

                       (viii) paid, loaned or advanced (other than payments, advances or reimbursements of expenses in the ordinary course of business, which include transactions with their Affiliates), any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with any Person;

                       (ix) made any material change in any of the accounting principles followed by any of the Sellers;

                       (x) increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors or employees of the Sellers (except in the ordinary course of business, consistent with past practices);

                       (xi) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $100,000 in the aggregate;

                       (xii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $100,000;

                       (xiii) issued, sold, or otherwise disposed of any equity interest in any of the Subsidiaries or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any equity interest in any of the Subsidiaries;

                       (xiv) made any loan to, or entered into any other transaction with, any of its partners, directors, officers, managers or employees, outside the ordinary course of business;

                       (xv) made any capital expenditures in excess of $250,000 individually, or $500,000 in the aggregate;

                       (xvi) suffered any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in its respective financial conditions (including changes in working capital, assets, properties, liabilities, obligations or reserves) or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

                       (xvii) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which reasonably could be expected to result in a Material Adverse Effect;

                       (xviii) conducted its business outside the ordinary course consistent with past practice; or

                       (xix) agreed, whether in writing or otherwise, to do any of the foregoing.

                 (k) COMMITMENTS. Sellers have not entered into, and the Assets are not bound by, any commitment (whether or not in writing) which may, in any material respect, prevent the transaction contemplated by this Agreement.

                 (l) COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 4.1(L), to the knowledge of the Sellers, none of the Sellers is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority. Except as set forth in SCHEDULE 4.1(l), to the knowledge of the Sellers, no investigation or review by any Governmental Authority is pending or threatened with respect to any of the Sellers, the Business, or the Assets.

                 (m) PERMITS. One or more of the Sellers has obtained and holds each of the Permits listed in SCHEDULE 2.1(c). To Sellers' knowledge, except as set forth in SCHEDULE 4.1(m): (i) Sellers are in compliance with the terms of the Permits; and (ii) the Permits are adequate for the lawful ownership, use and operation of the Business and the Assets as currently owned, used and operated.

                 (n) GOVERNMENTAL REGULATION. Fintube is not regulated under the Public Utility Holding Company Act of 1935, as amended, or the Investment Company Act of 1940, as amended.

                 (o) LITIGATION. Except as otherwise set forth in SCHEDULE 4.1(o): (i) no litigation, arbitration, other proceeding, or, to the knowledge of Fintube, investigation by any Governmental Authority is pending or, to the knowledge of Fintube, threatened against any of the Sellers with respect to any matter whatsoever; (ii) none of the Sellers is subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) none of the Sellers has been notified that any of their products contain any actual or alleged defect of any nature or that any Person has suffered any personal injury or damage to his, her or its property as a result of the sale, use, distribution or existence of any such products. There is no litigation, proceeding or investigation pending or to the knowledge of Fintube, threatened against or affecting any of the Sellers that questions the validity or, enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Sellers in connection with the transaction contemplated hereby.

                 (p) NO RESTRICTIONS. Except as set forth in SCHEDULE 4.1(p), none of the Sellers is a party to any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature or in any geographical area.

                 (q) ENVIRONMENTAL MATTERS. For purposes of this Section 4.1(q), the term "Assets" shall mean, in addition to the Real Property, any other real property and improvements thereon at any time owned, leased, used or operated in connection with the Business, whether or not acquired by Purchaser pursuant to this Agreement. Except as set forth in SCHEDULE 4.1(q):

                       (i) to their knowledge, Sellers have conducted the Business and owned and operated the Assets, and are using and operating the Assets and conducting the Business, in material compliance with all Environmental Laws;

                       (ii) none of the Sellers has been notified by any Governmental Authority that any of the Assets are the subject of any investigation or inquiry by any Governmental Authority evaluating whether any release of any Hazardous Material has occurred or whether any investigation or material remedial action is needed to respond to a release of any

         Hazardous Material or to the use, treatment, release, storage or disposal (including storage or disposal at off-site locations) of any Hazardous Material;

                       (iii) none of the Sellers, nor, to the knowledge of Sellers, any other Person, has filed any notice under any federal, state or local law, nor is any such notice required to be filed, indicating that: (a) the Sellers are responsible for conditions attributable to the release into the environment, or the use, storage or disposal of, or exposure of any person to, any Hazardous Material; or (b) any Hazardous Material is or has been used, stored or disposed of upon any of the property included in the Assets in a manner contrary to applicable Environmental Laws; and no such notice is required to be filed under any Environmental Laws;

                       (iv) to the knowledge of the Sellers, none of the Sellers is subject to any liability, contingent or otherwise, in connection with the release into the environment, or the storage, or disposal of, or the exposure of any person to, any Hazardous Material relating to, or in connection with the operation of the Assets.

                       (v) to the knowledge of Fintube, there has not been any release of any Hazardous Material or any use, treatment, release, storage, or disposal (including storage or storage at offsite locations) of any Hazardous Materials for which investigation or remediation is required by Environmental Laws or which, if known to any Governmental Authority, could reasonably be expected to be made the basis of an action to compel the investigation or remediation of the condition;

                       (vi) none of the Sellers has received any claim, complaint, notice, letter of violation, inquiry or request for information involving any matter which remains unresolved as of the date hereof (or, if resolved, was resolved during the five (5) year period preceding the date of this Agreement) with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with the operation of the Assets or on any property included in the Assets or relating to operations or conditions of any facilities (including off-site storage or disposal of any Hazardous Material from such facilities);

                       (vii) no Asset is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

                       (viii) none of the Sellers has been notified or, to the knowledge of Fintube, is liable, or considered potentially liable, under CERCLA or any similar state law.

                       (ix) none of the Sellers is currently undertaking, or has completed, any remedial or response action relating to any disposal or release referred to in clause (iv) above, whether or not required by Environmental Laws, and no such remedial or response action is currently required or reasonably expected to be required by Environmental Laws;

                       (x) none of the Sellers has arranged for or is arranging for the transportation and disposal, of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, or on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations, that may lead to claims against any of the Sellers for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                       (xi) the Assets do not include, and none of the Sellers owns or operates, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility;

                       (xii) since the effective date of the requirements of all applicable Environmental Laws, all Hazardous Materials generated by any of the Sellers or used in connection with the Assets or the operation or activities of the Business have been transported only by carriers authorized under applicable Environmental Laws to transport such materials, and have been disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such materials, and, to Fintube's knowledge, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened proceeding in connection with any applicable Environmental Laws;

                       (xiii) to the knowledge of the Sellers, there are no conditions existing on any Asset or offsite, resulting from any of the Sellers' operations or activities, past or present, at any location, that now or with the passage of time could reasonably be expected to give rise to any obligation to investigate or remediate such conditions under any Environmental Laws; and

                       (xiv) Fintube has provided to Purchaser all available internal and available external environmental audits and studies and all correspondence on substantial environmental matters in the possession of any of the Sellers or any of their respective Affiliates relating to any of the current or former properties, assets, operations or activities of any of the Sellers.

                 (r) INTELLECTUAL PROPERTY. SCHEDULE 2.1(E) sets forth a complete and accurate list of all Intellectual Property Rights that are owned by the Sellers. Except as set forth in SCHEDULE 4.1(R), Sellers hold valid and continuing authority in connection with the use of such Intellectual Property Rights. To Fintube's knowledge, the conduct of the businesses of Sellers, and any Intellectual Property Right of Sellers, do not infringe any intellectual property or any other proprietary right of any Person. None of the Sellers has received any written notice from any other Person pertaining to or challenging the right of Sellers to use any of the Intellectual Property Rights. To Sellers' knowledge, there are no material Intellectual Property Rights that are necessary for the operation or continued operation of the Assets, for which Sellers do not hold valid and continuing authority in connection with the use thereof and that is not included in the Assets. Except as set forth in SCHEDULE 4.1(R), none of the Sellers owns or uses any Intellectual Property Right pursuant to a license, or has granted any Person any rights to use the Intellectual Property Rights. Except as set forth in SCHEDULE 4.1(R), all current employees of the Sellers have executed written agreements with one or more of Sellers, that assign to one or more of Sellers all rights to any inventions, improvements, discoveries, information or other Intellectual Property Rights relating to the Business, and none of the Sellers has cause to believe such agreements would not be enforceable. To Fintube's knowledge, no employee of Sellers is subject to any agreement with a prior employer or other Person that in any way adversely affects or will adversely affect the Business or the performance of the employee's duties as an employee. Sellers have taken reasonable precautions to protect the secrecy, confidentiality and value of their trade secrets and other confidential intellectual property rights.

                 (s) INSURANCE. Fintube maintains insurance with financially sound and reputable insurers, covering the Sellers, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Sellers relating to the Assets and owning properties in the same general area in which Sellers conduct the Business. SCHEDULE 4.1(S) sets forth a complete and accurate list of all insurance policies that are maintained by Fintube. There is no material default with respect to any provision contained in any policy or binder with respect to such insurance. There are no billed but unpaid premiums past due under any such policy or binder.

                 (t) SELECTED CONTRACTS. SCHEDULE 4.1(T) sets forth a list (including a reference to the applicable subsection listed below pursuant to which such agreement is listed) of the following agreements (written and oral) to which one or more of the Sellers are bound:

                       (i) collective bargaining agreements and similar agreements with employees as a group;

                       (ii) employee benefit agreements, trusts, plans, funds, or other arrangements of any nature;

                       (iii) agreements with any director, officer, employee, consultants, or advisor of Sellers, or any of their affiliates, including, without limitation, any bonus or incentive agreement;

                       (iv) any current agreement, other than the Fintube Limited Partnership Agreement and the Shareholders Agreement, between or among any of the Sellers, and any current agreement between or among any of the Sellers and any present or former officer, director, partner, member, stockholder or Affiliate of any Seller, any present or former known spouse or any relative of a degree no more remote than first cousin of any of the aforementioned persons, or any trust or other similar entity for the benefit of any of the foregoing persons, including, without limitation, any tax-sharing agreements;

                       (v) other than the Bank Debt, indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money by any of the Sellers or to the direct or indirect guarantee or assumption by any of the Sellers of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

                       (vi) agreements relating to the acquisition or disposition of assets (other than in the ordinary course of business);

                       (vii) agreements with respect to the lease of real or any material personal property;

                       (viii) agreements concerning the management or operation of any real property;

                       (ix) broker, distributor, dealer, manufacturer's representative, sales, agency, sales promotion, advertising, marketing, consulting, research and development, maintenance, service, and repair agreements;

                       (x) license, royalty, or other agreements relating to Intellectual Property Rights;

                       (xi) partnership, joint venture, and profit sharing agreements;

                       (xii) agreements with any Governmental Entity other than in the ordinary course of business;

                       (xiii) agreements relating to the release or disposal of Hazardous Material;

                       (xiv) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other person to the extent still applicable to the Business;

                       (xv) agreements containing any covenant limiting the freedom of any of the Sellers to engage in any line of business or compete with any other person in any geographic area or during any period of time;

                       (xvi) powers of attorney granted by any of the Sellers in favor of any person;

                       (xvii) agreements of Sellers entered into within the eighteen (18) months preceding November 1, 1999, and involving total consideration to Sellers of more than $250,000: (i) providing for a warranty by Sellers on products or services having a duration in excess of eighteen (18) months; (ii) providing payment terms for the party other than any of the Sellers of more than one hundred and twenty (120) days after the date of sale by Sellers; (iii) providing for potential liquidated damages payable by Sellers of more than 10% of the monetary value of the agreement; (iv) containing delivery dates that are not attainable by Sellers in the ordinary course of business; or (v) fixing the price to be received by Sellers for a period exceeding twelve (12) months from November 1, 1999;

                       (xviii) Sellers' open purchase orders to vendors involving total consideration paid to be paid by Sellers of more than $250,000: (i) that can not be terminated without penalty by the Sellers on six (6) months or less prior notice to the respective vendors; or
         (ii) fixing the price to be paid by Sellers for a period exceeding twelve (12) months from November 1, 1999; and

                       (xix) any agreements not made in the ordinary course of Business.

         Fintube has made accurate and complete copies of the Contracts listed on SCHEDULE 2.1(D) and the selected Contracts described in SCHEDULE 4.1(T), available to the Purchaser. To the knowledge of the Sellers, each of the Contracts is a valid and binding agreement of the parties thereto, enforceable against them in accordance with its terms. None of the Sellers are in breach or in default of the Contracts, and to the knowledge of the Sellers, no breach or default exits with respect to any of the other Parties to such Contracts, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default. Except as described on
SCHEDULE 4.1(T), Fintube has not received notice of any plan or intention of any other party to any of Contracts to exercise any right of off set with respect to, or any right to cancel or terminate any of the Contracts, and Fintube does not know of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such Contracts in accordance with their terms. Fintube does not currently contemplate, or have reason to believe any other Person currently contemplates any amendment or change to any of the Contracts, which amendment or change could have a Material Adverse Effect on Fintube.

                 (u) CUSTOMERS AND SUPPLIERS. SCHEDULE 4.1(U) contains a complete and accurate list of: (i) the seventeen (17) largest customers of the Sellers (considered as a whole), together with the volume of the sales made to each such customer during 1998 and the first nine months of 1999; and (ii) the twenty (20) largest suppliers of the Sellers (considered as a whole), together with the volume of purchases made from each such supplier, during 1998 and the first nine months of 1999. To Fintube's knowledge, none of such customers or suppliers intends to cease purchasing from, or selling to the successor to the Business of Sellers, or to materially alter the amount of such purchases or sales as a result of the transaction contemplated hereby or otherwise.

                 (v) REAL PROPERTY. Set forth on SCHEDULE 2.1(A) is a list, by street address, of the Real Property and a summary description of the principal facilities and structures (if any) located thereon. Except as set forth on
SCHEDULE 4.1(V), there are no persons (other than the Sellers) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than the Sellers) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property. The Real Property has full and free access to and from public highways, streets, and roads, and Fintube has no knowledge of any pending or threatened legal or administrative proceeding or any other fact or condition which would limit or result in the termination of such access. To Fintube's knowledge, there exists no legal or administrative proceeding or court order which might in any way impede or adversely affect the continued use of the Real Property in the manner it is currently used by any of the Sellers.

                       (i) To the knowledge of the Sellers, all buildings, improvements, and fixtures situated on the Real Property conform to all applicable laws, regulations and ordinances, except for any nonconformance which does not and will not have a Material Adverse Effect. All the Real Property is zoned for the various purposes for which such Real Property is being used, and there exists no pending or, to the knowledge of Fintube, threatened legal or administrative proceeding which might adversely affect the validity of such zoning.

                       (ii) The Real Property is connected to and serviced by water, sewage disposal, gas, telephone, and electric facilities which are adequate for the current use of the Real Property and, to the knowledge of Fintube, are in compliance with all applicable laws, regulations or ordinances.

                       (iii) Neither the whole nor any part of the Real Property is subject to any pending legal or administrative proceeding for condemnation or other taking by any Governmental Authority, and, to the knowledge of Fintube, no such condemnation or other taking is contemplated or threatened.

                       (iv) Other than possible Liens incurred by the owners of the downtown Tulsa warehouse facility, there are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property, or the buildings, improvements, or fixtures situated thereon, or the business operated thereon, which could give rise to any mechanic's or materialmen's or other statutory lien against the Real Property, or the buildings, improvements, or fixtures situated thereon, or any part thereof, for which any of the Sellers will be responsible.

                       (v) To Sellers' knowledge, the buildings, improvements, and fixtures situated on the Real Property are in good condition and repair (ordinary wear and tear excepted).

                       (vi) Except as disclosed on SCHEDULE 4.1(V), to Sellers' knowledge, the Real Property is not within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973.

                 (w) LEASES. SCHEDULE 4.1(W) contains a true and complete list of all leases of real and personal property to which any of the Sellers are a party. Each such lease is valid, binding and enforceable in accordance with its terms and is in full force and effect.

                 (x) INVENTORY. The Inventory reflected on the balance sheet of the Sellers included in the Sellers' Financial Statements, and all other inventory acquired by or for the Sellers since the date thereof, consists of items of a quality, quantity and condition usable or salable in the ordinary course of business by the Sellers, except for obsolete, unusable, not readily salable or below-standard quality items, all of which have been either written off or written down to net realizable value in the Sellers Financial Statements. Finished goods in such inventories conform to the applicable specifications, all Sellers' warranties given in connection with the sales of such goods, and under applicable laws, and are free from defects in workmanship and material.

                 (y)   SELLERS' EMPLOYEE BENEFIT PLANS.

                       (i) SCHEDULE 4.1(Y) sets forth a complete and accurate list of all Sellers' Employee Benefit Plans. Except for the Sellers' Employee Benefit Plans, neither Sellers nor any of the Subsidiaries has any employee benefit plans that are subject to ERISA.

                       (ii) There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Sellers' Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Sellers' Employee Benefit Plans.

                       (iii) With respect to the Sellers' Employee Benefit Plans, there exists no condition or set of circumstances that could reasonably be expected to result in liability that is reasonably likely to have a Material Adverse Effect on Sellers or any of the Subsidiaries under ERISA, the Code or any applicable law.

                       (iv) With respect to the Sellers' Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Sellers Financial Statements, that are reasonably likely to have a Material Adverse Effect on Sellers or any of the Subsidiaries.

                       (v) Neither Sellers nor any other Person that together with Sellers would be treated as a single employer under Section 414 of the Code, is a participant in or has ever contributed to any multi-employer plan within the meaning of ERISA. Sellers and all such other Persons have paid and discharged promptly when due all liabilities and obligations arising under ERISA or any provision of the Code of a character which if unpaid or unperformed might result in the imposition of a lien on the Assets.

                       (vi) The Sellers' Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and neither Sellers, nor any "party in interest" or "disqualified person" with respect to the Sellers' Employee Benefit Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, which has or will result in any penalty or tax.

                       (vii) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will result in any payment becoming due to any employee or group of employees of Sellers or any of the Subsidiaries.

                       (viii) Seller has made available to Purchaser accurate and complete copies of the Sellers' Employee Benefit Plans (and, if applicable, the related trust agreements) and all amendments thereto and any written interpretations thereof distributed to plan participants together with (i) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any Sellers' Employee Benefit Plan and (ii) the most recent actuarial valuation report prepared in connection with any Sellers' Employee Benefit Plan.

                       (ix) Except as otherwise identified in SCHEDULE 4.1(Y),
         (i) no Sellers' Employee Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (ii) no Sellers' Employee Benefit Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, and (iii) no Sellers' Employee Benefit Plan provides post-retirement medical or health coverage except to the extent required by COBRA.

                       (x) Each Sellers' Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and each trust forming a part thereof is exempt from federal income taxes pursuant to Section 501(a) of the Code. Sellers have made available to Purchaser accurate and complete copies of the most recent IRS determination letters with respect to each such Sellers' Employee Benefit Plan.

                       (xi) There are no pending, or to the knowledge of Sellers, threatened claims against any Sellers' Employee Benefit Plan by any current or former employee or beneficiary covered under any Sellers' Employee Benefit Plan (other than routine claims for benefits in the ordinary course).

                 (z) EMPLOYMENT CONTRACTS. Except as set forth in SCHEDULE
         4.1(Z):

                       (i) none of the Sellers is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, or any bonus, stock option, stock purchase or similar plan or other arrangement for the benefit of its employees or any other Person; and

                       (ii) no employee of any of the Sellers, or any other Person, owns, or has any right granted by Fintube, to acquire any interest in any of the Assets.

                 (aa)  LABOR MATTERS.

                       (i) Sellers have previously provided to Purchaser a complete and accurate list of all of the employees of the Sellers showing each such employee's total compensation paid to such employee during 1998 and 1999.

                       (ii) SCHEDULE 4.1(AA) contains a true and correct list of all collective bargaining agreements and other labor agreements affecting any of the Sellers. Except as set forth in SCHEDULE 4.1(AA):
         (a) such agreements are in full force and effect; (b) none of the Sellers is in breach or default under any of such agreements; and (c) there is no pending or, to Fintube's knowledge, threatened labor dispute, grievance, strike, work slowdown, or work stoppage by the employees of any of the Sellers.

                       (iii) Except as set forth in SCHEDULE 4.1(AA), the Sellers are in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, discrimination, sexual harassment, civil rights, safety and health, workers' compensation and the collection and payment of withholding taxes, Social Security taxes, and similar Taxes.

                       (iv) Except as set forth in SCHEDULE 4.1(AA), there is no pending or, to the knowledge of Fintube, threatened administrative or legal proceeding against or involving any of the Sellers by or before, and the Sellers are not subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Authority in connection with any current, former, or prospective employee of any of the Sellers.

                       (v) Management of the Sellers believes that relations with the employees of the Sellers are satisfactory.

                       (vi) All employees of any of the Sellers who have or who have had reasonable access to any secret, confidential, or proprietary information relating to the Assets or the Business have executed written confidentiality agreements with Fintube pursuant to which such employees have agreed to maintain in confidence secret, confidential, or proprietary information learned or acquired in the scope of their employment.

                       (vii) Since the enactment of the WARN Act, Seller has not effectuated a "plant closing" or "mass layoff," as defined in the WARN Act, at any site of employment.

                 (bb) SALES REPRESENTATIVES, DEALERS AND DISTRIBUTORS. Except as set forth in SCHEDULE 2.1(D), none of the Sellers is a party to any contract or agreement with any Person under which such other Person is a sales agent, representative, dealer or distributor of any of the products or services of the Sellers.

                 (cc) ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4.1(CC), all of the accounts, notes and loans receivable that have been recorded on the books of the Sellers are bona fide, have arisen in the ordinary course of business, and represent accounts, notes and loans receivable validly due for goods sold or services rendered, and are not subject to any valid defense, counterclaim or set off. Such accounts, notes and loans receivable, taken as a whole, are good and collectible in all material respects in the ordinary course of business, without resort to litigation, at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected in the Sellers Financial Statements.

                 (dd) TAXES. The Sellers have: (i) timely filed all foreign, federal, state, provincial and local returns, declarations, reports, estimates, information returns and statements required to be filed by them or on their behalf with respect to any Taxes ("TAX RETURNS"); (ii) timely paid all Taxes that are due and payable for which any of the Sellers may be liable, including any applicable sales taxes in Oklahoma and any other states in which any of the Sellers are required to pay sales taxes; (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over. Except as set forth in SCHEDULE 4.1(DD): (i) there are no Liens on any of the Assets for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no audits or other administrative or court proceedings are presently pending with regard to any foreign, federal, state, provincial or local Taxes for which Sellers may be liable; (iii) there are no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Sellers may be liable; (iv) Fintube has made available to Purchaser complete copies of all material Tax Returns filed by any of the Sellers with respect to any Taxes and all tax audit reports, work papers, statements of deficiencies, and closing or other agreements with respect thereto with respect to tax years 1998, 1997, 1996 and 1995; and (v) the books and records of any of the Sellers, including the material Tax Returns, contain accurate and complete information with respect to: (A) all material tax elections in effect with respect to the Sellers; and (B) the current tax basis of the Assets of any of the Subsidiaries.

                 (ee) WARRANTIES, ORDERS, COMMITMENTS AND RETURNS. SCHEDULE 4.1(EE) contains true and correct copies of Sellers' general terms and conditions of sale since September 1, 1994, including the warranties contained in Sellers' general terms and conditions. Except as set forth in SCHEDULE 4.1(EE), all accepted and unfilled orders for the sale of products and the performance of services entered into by the Sellers and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in SCHEDULE 4.1(EE), to the knowledge of Fintube, there are no claims against any of the Sellers to return any products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

                 (ff) POWER OF ATTORNEY; AUTHORIZED SIGNATORS. SCHEDULE 4.1(FF) lists: (i) the names and addresses of all persons holding powers of attorney on behalf of any of the Subsidiaries; and (ii) the names of all banks and other financial institutions in which any of the Sellers currently have one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes.

                 (gg) BOOKS AND RECORDS. All books, records and files of the Sellers relating to the Assets: (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the Sellers of the Assets and the Business.

                 (hh) YEAR 2000 COMPLIANCE. None of the Sellers nor the Business will suffer a Material Adverse Effect attributable to a lack of Year 2000 Compliance in any system, process or equipment licensed or owned by any of the Sellers. For purposes of this subsection,"YEAR 2000 COMPLIANCE" means a computer will read and correctly interpret the year "00" as the year "2000", thus avoiding any material failure in the computer systems of any of the Sellers due to the inability to correctly interpret "00" or "2000". Sellers have a Year 2000 Compliance Plan which sets forth the inventory, assessment and remediation of all hardware, software, processes and embedded systems used by Sellers in connection with the Assets and the Business. Sellers' Year 2000 Compliance Plan (i) encompasses the three primary areas: business systems (both hardware and software), communications equipment and manufacturing equipment; (ii) includes assessment (identifying systems which need change), remediation (making changes in the software or hardware), verification (testing the changes) and implementation of Year 2000 compliant systems. Sellers have received written responses from each of their significant suppliers regarding the state of their Year 2000 compliance readiness. With respect to any significant suppliers who have identified a concern, Sellers have addressed such concerns. None of the Sellers will suffer a Material Adverse Effect attributable to a lack of Year 2000 compliance by any of Sellers' significant suppliers.

                 (ii) ILLEGAL PAYMENTS. To the knowledge of Fintube, none of the Sellers nor any director, officer, employee, or agent of any of the Sellers has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property, however characterized, to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the Assets, or the Business, which any of the Sellers or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any applicable law, including the Foreign Corrupt Practices Act and the Israeli Anti Boycott Law.

                 (jj) NOT A FOREIGN PERSON. Except as set forth on SCHEDULE 4.1(JJ), none of the Sellers is a "foreign person" within the meaning of the Internal Revenue Code, as amended (hereinafter called the "CODE"), Sections 1445 and 7701 (i.e. none of the Sellers is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

         4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND LONE STAR. Purchaser and Lone Star hereby represent and warrant to Fintube as follows:

                 (a) ORGANIZATION OF PURCHASER. Lone Star: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. Purchaser: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma; and (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

                 (b) AUTHORITY. Lone Star and Purchaser have full power and authority to execute and deliver this Agreement and the Ancillary Document and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Documents by Lone Star and Purchaser have been duly authorized by all necessary corporate and other action, and no further corporate or other action is necessary on the part of Lone Star and Purchaser for Lone Star and Purchaser to execute and deliver this Agreement and the Ancillary Documents, and to consummate and perform their obligations hereunder and thereunder.

                 (c) VALIDITY AND BINDING EFFECT. This Agreement has been duly executed and delivered on behalf of Lone Star and Purchaser and constitutes, and each Ancillary Document executed or to be executed by Lone Star and Purchaser has been, or when executed will be, duly executed and delivered by Lone Star and Purchaser (as applicable) and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Lone Star and Purchaser (as applicable), enforceable against Lone Star and Purchaser (as applicable) in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered a proceeding at law or in equity.

                 (d) NO VIOLATIONS. The execution and delivery of this Agreement and the Ancillary Documents do not, and the consummation of the transaction contemplated hereby and thereby and compliance by Lone Star and Purchaser with the provisions hereof and thereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any provision of: (i) the Certificate of Incorporation or Bylaws of Lone Star or the Purchaser; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to Lone Star or the Purchaser; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lone Star or the Purchaser or any of its properties or assets.

                 (e) CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Lone Star or Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Document by Lone Star and Purchaser or the consummation by Lone Star and Purchaser of the transaction contemplated hereby or thereby, except for the filing of a pre-merger notification report by Lone Star under the HSR Act and the expiration or termination of the applicable waiting period thereunder. No Third Party Consent is required by or with respect to Lone Star or Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

                 (f) LITIGATION. There is no litigation, proceeding or investigation pending or, to the knowledge of Lone Star, threatened against or affecting Lone Star or Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Lone Star or Purchaser in connection with the transaction contemplated hereby.

                 (g) LONE STAR COMMON STOCK. Subject to the accuracy of the representations made by the Designated Recipients in their respective Investment Letters, all of the shares of Lone Star Common Stock to be issued to Fintube or to the Designated Recipients in accordance herewith will be offered, issued, sold by Lone Star and delivered by Purchaser to Fintube or to the Designated Recipients in compliance with all applicable state and federal laws concerning the issuance of securities. All of the shares of Lone Star Common Stock to be issued to Fintube or to the Designated Recipients, at Closing, shall be freely tradeable by the Designated Recipients within one hundred and twenty (120) days after Closing (subject to possible extension if the applicable registration statement is reviewed by the SEC), as more fully set out in the Stock Registration Agreement attached hereto as EXHIBIT 2.3(B).

                 (h) SECURITIES LAWS REQUIREMENTS. Lone Star meets, and shall at the Closing meet, all of the "Registrant Requirements" and "Transaction Requirements" under Registration Statement Form S-3 under the Securities Act for the registration for resale by Fintube or the Designated Recipients of the shares of Lone Star Common Stock issued at the Closing to Fintube or the Designated Recipients.

         4.3     BROKERS' FEES.

                 (a) With the exception of any Brokers' Fees (as herein defined) which will be due to Prudential Securities Incorporated with respect to the transaction contemplated hereby, whether or not consummated (the cost of which shall be borne by Sellers), Sellers represent and warrant to Purchaser that neither Sellers nor any of their Affiliates or Representatives have incurred any liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation and related expense reimbursement (collectively, "BROKERS' FEES") in connection with or in any way related to the transaction contemplated by this Agreement. Sellers agree to indemnify, defend and hold Purchaser, Lone Star and their respective Affiliates and Representatives (collectively, the "PROTECTED PERSONS") harmless from any claim or demand for any Brokers' Fees or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of any of the Sellers or any of their respective Affiliates (collectively, the "BROKERS"), and to bear the cost of attorneys' fees and expenses incurred by any Protected Person in defending against any such claim. Sellers' agreement to indemnify, defend and hold harmless the Protected Persons and to bear the cost of attorneys' fees and expenses pursuant to this Section 4.3(a) for any Brokers' Fees relating to any Brokers employed by or purportedly employed by Sellers or any of their respective Affiliates (i) shall not be diminished by any financial, business or other relationship between any Protected Person and any Broker and
(ii) may be asserted by any Protected Person as a Escrow Claim against the Escrow without regard to the Basket.

                 (b) Purchaser and Lone Star represent and warrant to Fintube that none of Purchaser, Lone Star nor any of their Affiliates or Representatives have incurred any liability for Brokers' Fees in connection with or in any way related to the transaction contemplated by this Agreement. Purchaser and Lone Star agree to indemnify, defend and hold Sellers and their respective Affiliates and Representatives (collectively, the "FINTUBE PROTECTED PERSONS") harmless from any claim or demand for any Brokers' Fees or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of any of Purchaser, Lone Star or any of their respective Affiliates (collectively, the "LONE STAR BROKERS"), and to bear the cost of attorneys' fees and expenses incurred by any Fintube Protected Person in defending against any such claim. Purchaser's and Lone Star's agreement to indemnify, defend and hold harmless the Fintube Protected Persons and to bear the cost of attorneys' fees and expenses pursuant to this Section 4.3(b) for any Lone Star Brokers' Fees relating to any Brokers employed by or purportedly employed by Purchaser, Lone Star or any of their respective Affiliates (i) shall not be diminished by any financial, business or other relationship between any Fintube Protected Person and any Broker and (ii) may be asserted by any Fintube Protected Person as an Escrow Claim against the Escrow without regard to the Basket.

                                    ARTICLE V
                                    COVENANTS

         5.1 CONDUCT OF BUSINESS BY FINTUBE PENDING CLOSING. Fintube covenants and agrees with Purchaser that, from the date of this Agreement until the Closing Date, Fintube: (i) will conduct the Business, and will cause each of the Sellers to conduct their businesses, in the ordinary and usual course consistent with past practices; (ii) will use its reasonable best efforts to preserve, maintain, and protect the Assets; and (iii) will use its reasonable best efforts to preserve intact the Business, to keep available the services of the employees of the Business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with the Business. Notwithstanding the preceding sentence, Fintube covenants and agrees with Purchaser that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Closing Date, without the prior written consent of Purchaser:

                 (a) Fintube will not, and will not permit any of the Sellers to: (i) amend its Certificate of Limited Partnership or Operating (or LLC) Agreement or other governing documents; (ii) issue, sell or agree to issue or sell any securities or any rights, options or warrants to acquire any securities; (iii) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding securities; (iv) merge or consolidate with, or transfer all or substantially all of its assets to, another business entity; (v) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); (vi) declare, set aside or pay any non-cash distributions with respect to its equity capital; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                 (b) Fintube will not, and will not permit any of the Sellers to: (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer or otherwise dispose of, mortgage, pledge or otherwise encumber any assets that have a value at the time of such sale, lease, sublease, transfer, disposition or encumbrance in excess of $50,000 individually, or $100,000 in the aggregate (other than sales of products in the ordinary course of business); (iii) make any material loan, advance or capital contribution to, or investment in, any Person (other than loans or advances in the ordinary course of business); (iv) enter into any Contracts not terminable by one of the Sellers upon notice of 30 days or less without penalty or other obligation (other than agreements relating to the sale or purchase of goods, entered into in the ordinary course of business, consistent with past practice); (v) enter into any lease, contract, agreement, commitment, arrangement, or transaction relating to the Business, except in the ordinary course of business consistent with past practice; (vi) amend, modify, or change any existing lease, contracts or agreement relating to the business, other than in the ordinary course of business consistent with past practice;
(vii) make any capital expenditures in excess of $50,000, or total capital expenditures in excess of $100,000 in the aggregate, except as set forth in
SCHEDULE 5.1(B); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                 (c) Fintube will not, and will not permit any of the Sellers to: (i) incur any indebtedness for borrowed money, except in the ordinary course of business; (ii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                 (d) Except with the consent of Purchaser (which consent shall not be unreasonably withheld), Fintube will not, and will not permit any of the Sellers to enter into, or otherwise become liable or obligated under or pursuant to: (i) any employee benefit, pension or other plan (whether or nor subject to ERISA); (ii) any incentive or deferred compensation plan or arrangement or other fringe benefit plan; or (iii) any consulting, employment, severance, termination or similar agreement with any Person, or amend, extend or terminate any such plan, arrangement or agreement. Except for payments made pursuant to any Sellers' Employee Benefit Plan or any plan, agreement or arrangement described in SCHEDULE 4.1(Y), Fintube will not permit any of the Sellers to grant or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof which are described in SCHEDULE 4.1(Z) or that are paid in the ordinary course of business, consistent with past practices), or to forgive any indebtedness of any employee, representative, dealer, distributor or consultant, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                 (e) Fintube will, and will cause the Sellers to, keep and maintain accurate books, records and accounts in accordance with GAAP.

                 (f) Fintube will not create, and will not permit any of the Sellers to incur or assume any Lien on any of the Assets, except for Permitted Liens.

                 (g) Fintube will, and will cause the Sellers to: (i) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Contracts, including paying when due all rentals, royalties, expenses and other liabilities relating to their business or assets; provided, however, that the Sellers may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Contracts, if done in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP or as may be determined as sufficient by Fintube's general partner.

                 (h) Fintube will, and will cause each of the Sellers at all times to preserve and keep in full force and effect its legal existence and all material rights and franchises.

                 (i) Fintube will maintain in full force and effect the policies or binders of insurance referred to in SCHEDULE 4.1(S).

                 (j) Fintube will not and will not permit any of the Sellers to engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Section 4.1 to become untrue or that might result in any of the conditions set forth in this Agreement not being satisfied.

         5.2     ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

                 (a) From the date hereof until the Closing Date, Fintube will afford to Purchaser and the Purchaser Representatives, at Purchaser's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents, consultants and facilities of the Sellers, and shall, upon request, furnish to Purchaser, at Purchaser's expense, a copy of any file, book, record, report, contract, permit, correspondence, or other written information, document or data concerning the Assets, the Business, or any of the Subsidiaries that is within the possession or control of any of the Sellers.

                 (b) Purchaser and the Purchaser Representatives shall have the right to make an environmental and physical assessment of the assets of the Sellers and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon and conduct such tests, examinations, investigations and studies as Purchaser and Fintube deem necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials. Fintube shall be provided not less than 48 hours prior notice of such activities, and the Representatives shall have the right to witness all such tests and investigations. Notice to Fintube shall contain a written description of the test, examination, assessment or study contemplated by Purchaser. Fintube shall use reasonable efforts to assist Purchaser in obtaining permission to conduct such an assessment with respect to any property or facility which is leased by Sellers. Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential prior to the Closing Date, and prior to the Closing Date will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation, and then only after written notice to Fintube of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold Fintube and the Sellers' Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser and the Purchaser Representatives with respect to the Assets in connection with conducting such environmental and physical assessment, except to the extent of and limited by the gross negligence or willful misconduct of Fintube or any Sellers' Representative.

                 (c) Fintube will cause the Sellers' Representatives to cooperate in all reasonable respects with Purchaser and the Purchaser Representatives in connection with Purchaser's examinations, evaluations and investigations described in this Section 5.2.

                 (d) Except as required by law or regulation, Purchaser will not (and will cause the Purchaser Representatives not to) use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transaction contemplated by this Agreement.

         5.3 PAYMENT OF EXPENSES. Except as otherwise set forth in this Agreement, each of Purchaser and Sellers shall bear its own expenses, including fees of agents, representatives, counsel, financial advisors and accountants incurred in connection with the transaction contemplated herein, whether or not the Closing occurs. To the extent any provision of this Agreement refers to any fee, expense or other cost to be borne by Fintube or Sellers, such expense shall not be paid out of or credited against the cash accounts of Fintube being acquired by Purchaser pursuant to this Agreement, but shall instead be borne out of the proceeds receivable by Fintube from the sale of the Assets pursuant to this Agreement.

         5.4 PUBLIC ANNOUNCEMENTS. Prior to the Closing, Fintube and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transaction contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other Party, unless required by applicable law or the regulations of any stock exchange on which the securities of the disclosing Party are then listed, but only after prior notice of such proposed publication to the other Party.

         5.5     NO SOLICITATION.

                 (a) Immediately following the execution of this Agreement, Fintube will, and will cause the Subsidiaries and the Representatives to, terminate any and all existing activities, discussions and negotiations with third parties (other than Lone Star, the Purchaser and the Purchaser Representatives) with respect to any possible transaction involving the sale of any material portion of assets or the merger or other business combination of any of the Sellers with or into any such third party or the sale of any of the partnership interests in Fintube (Any existing or future proposal for any such transaction, an "ACQUISITION PROPOSAL").

                 (b) From the date of this Agreement to the Closing Date, Fintube will not, and will not permit the Subsidiaries or the Sellers' Representatives to, solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or any material portion of the Business, Assets (other than the transaction contemplated by this Agreement).

                 (c) From the date of the Agreement to the Closing Date, or the date this Agreement is terminated, whichever date first occurs, Fintube will not, and will not permit the Sellers or their Representatives to disclose any information relating to Sellers or the Assets to any third party (other than Purchaser, Lone Star and the Purchaser Representatives) that is considering making or has made an Acquisition Proposal.

         5.6 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, each of Fintube and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under the HSR Act and any other applicable laws and regulations or under applicable governing agreements, to consummate and make effective the transaction contemplated by this Agreement, including using such Party's reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Fintube and Purchaser shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transaction contemplated hereby, to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transaction contemplated hereby, each of Fintube and Purchaser shall use all reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         5.7 FURTHER ASSURANCES. From time to time after the Closing, each of the Parties will execute and deliver such further instruments of conveyance and transfer and take such other action as the other Party may reasonably request in order more effectively to convey and transfer the Assets and to assist in completing the transaction contemplated by this Agreement.

         5.8     EMPLOYEES.

                 (a) On the Closing Date, Sellers shall terminate each Person who is an employee of any of the Sellers immediately prior to the Closing Date (collectively, the "EMPLOYEES"). On the Closing Date, Purchaser shall hire each of such terminated Employees, at the same or higher level of compensation as paid by Sellers immediately prior to Closing. Purchaser shall not be required to continue the employment of any such Person for any particular time period. Sellers and Purchaser agree that as of the Closing Date, Purchaser shall assume each Sellers' Employee Benefit Plan maintained by Sellers, including Sellers' 401(k) profit sharing plan, subject to the approval of any insurance company or other third-party provider of the Sellers' Employee Benefit Plans. Purchaser shall not be required to continue any Sellers' Employee Benefit Plan for any particular time period.

                 (b) Purchaser further agrees that the Employees shall be credited for their service with the Sellers before the Closing Date for purposes of eligibility and vesting in the employee plans provided by Purchaser on and after the Closing Date, including vacation, severance pay, 401(k), pension and disability, health insurance plans, and other employee welfare benefit plans. In determining the number of days of vacation to which Employees will be entitled, service with the Sellers before the Closing Date shall be combined with service with Purchaser and its Affiliates on and after the Closing Date. Purchaser shall credit the Employees as of the Closing Date with the number of sick days which each of such Employees would have earned as an employee of Purchaser having the same amount of service as each of such Employees shall have with the Sellers as of the Closing Date. The Employees' benefits under the group health plans provided by Purchaser on and after the Closing Date shall not subject the Employees to any new exclusions for pre-existing conditions or waiting periods, but Purchaser may continue to impose any such exclusions and waiting periods in effect on the Closing Date on those Employees then subject to them.

                 (c) Purchaser shall fulfill all coverage continuation obligations imposed by Section 4980B of the Code and Section 601 of ERISA with respect to all Employees and all former employees of Sellers who terminate employment with Sellers on, before, or immediately after the

Closing Date, and all other individuals covered by Sellers' group health plans who are entitled to continuation rights under the Code or ERISA, but only with respect to claims incurred after the Closing (within the meaning of Section 5.8(e)).

                 (d) Upon adoption of Sellers' group health plans, Purchaser:
(i) shall cover all Employees covered under Sellers' group health plans and Sellers' former employees, with continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and their dependents (if applicable); (ii) shall provide such coverage effective as of the Closing; (iii) shall provide benefits and reimbursements which as of the Closing Date are no less favorable than the benefits and reimbursements afforded under Sellers' group health plans; and (iv) shall otherwise ensure that there will be no loss of coverage (as such term is used in COBRA) by any such employee covered by Seller's group health plans as of the Closing or by any former employee of Sellers with COBRA continuation coverage. Purchaser shall not be required to continue any Sellers' group health plan for any particular time period. SCHEDULE 5.8(D) contains a list of: (i) all individuals who have elected or who are eligible to elect COBRA continuation coverage under any of the Sellers' group health plans; and (ii) the dates of each qualifying event and COBRA continuation coverage periods for each such individual. Purchaser shall comply with all provisions of federal and state law relating to the continuation of group health plan benefits for Employees and former employees of Sellers (if applicable), including, without limitation, provisions of COBRA continuation coverage notices to those Employees and "qualified beneficiaries" (as defined under Code Section 4980B) who are entitled to such notices as a result of the transaction contemplated hereby.

                 (e) Sellers will be responsible for all premiums, contributions and other liabilities for benefits accrued and claims incurred but not yet paid as of Closing under any employee welfare plan (as defined in Section 3(1) of ERISA), any employee pension plan (as defined in Section 3(2) of ERISA) or any other employee benefit plan, program or arrangement of Sellers which provides benefits for Employees, their eligible dependents or their beneficiaries, and for the payment of any wages and benefits accrued prior to or as of Closing (excluding Sellers' 401(k) profit sharing plan, COBRA compliance obligations with respect to Employees and former employees as set forth in Sections 5.8(c) and 5.8(d) above, employee bonus plans, vacation benefits, sick leave benefits, personal days and similar paid time off, in each such case accrued prior to Closing and included on the Closing Statement as a current liability, which will be assumed by Purchaser at Closing). A claim will be deemed incurred, in the case of medical (other than hospitalization), dental or other group health plan benefits, when the services that are the subject of the claim are performed. In the case of hospitalization benefits, a claim will be deemed incurred on the date that hospitalization begins, and claims for hospitalization which began before the Closing will be the responsibility of Sellers even if such hospitalization continues after the Closing. After the Closing and arising solely from the employment relationship of the Employees by Purchaser, Purchaser will be responsible with respect to all liabilities which accrue after the Closing with respect to the Employees, including liabilities for benefits which accrue or which become payable after the Closing pursuant to the terms of Purchaser's benefit plans with respect to any of the Employees and which relate to or arise from the employment of the Employees by Purchaser, which shall include any obligation which Purchaser may have with respect to payment of any benefits which become payable under Purchaser's benefit plans after the Closing, and for the payment of any wages which accrue after the Closing, all severance or other termination related obligations to Employees which accrue after the Closing as may be required by applicable law or otherwise, and all other obligations of any kind whatsoever to Employees with respect to their services as employees of Purchaser. After the Closing, Purchaser will also be responsible for all liabilities for employee bonus plans, vacation benefits, sick leave benefits, personal days and similar paid time off of the Employees and Sellers' former employees, accrued prior to Closing and included on the Closing Statement as a current liability.

                 (f) Sellers will bear the entire cost and expense of all worker's compensation claims made by Employees related to events occurring before the Closing Date. Purchaser will bear the entire cost and expense of all worker's compensation claims made by Employees related to events occurring on or after the Closing Date. From and after the Closing Date, Purchaser will allow the return to work of any Employees who were on disability leave on the Closing Date as a result of a work related injury or illness, in a manner consistent with Purchaser's treatment of other similarly situated Employees, provided that such Employees are able to perform the essential functions of their respective jobs (with or without reasonable accommodation).

         5.9 PRORATION OF PROPERTY TAXES. Fintube and Purchaser shall adjust and apportion all ad valorem taxes on real and personal property or other like charges levied, assessed or imposed upon any of the Assets, all as of the Closing Date (prorated based upon the number of days during the applicable taxing period such Assets were owned by: (i) any of the Sellers; and (ii) Purchaser, respectively). Should any such tax, assessment or charge be undetermined on the Closing Date, the last determined tax, assessment or charge shall be used for the purpose of adjustment. All adjustments shall be made at the Closing; provided, however, if such estimated adjustment relating to ad valorem taxes is based on the last determined tax, assessment or charge for a prior taxing period and the actual amount of ad valorem taxes for the current period would result in an adjustment that is greater or less than the estimated adjustment, Purchaser may withdraw from the Escrow Account, or promptly pay to Fintube, as appropriate, an amount equal to the difference between the estimated amount and the actual amount of such adjustment.

         5.10 TAXES. Purchaser shall bear and pay to Fintube one half of all applicable Mexican, Canadian, Oklahoma sales and/or use taxes (whether national, federal, state, provincial or local) payable in connection with this Agreement. Seller shall be responsible for remitting all applicable sales and/or use taxes and other transfer taxes collected from Purchaser to the appropriate state agencies. In addition, Fintube shall be responsible for any federal or state income taxes resulting from the transaction contemplated in this Agreement. Purchaser shall pay any Taxes or fees required to register the change of ownership of Assets from Fintube to Purchaser. Each Party shall prepare and file with the Internal Revenue Service, along with its federal income tax return, Form 8594, Asset Acquisition Statement, allocating the value to the Assets, pursuant to SCHEDULE 2.11.

         5.11 CONFIDENTIALITY. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described therein, and is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes. Lone Star and Purchaser agree to be bound by the terms of the Confidentiality Agreement. Any and all information received by Lone Star or Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality

Agreement. Fintube will, and will cause the Subsidiaries and the Representatives to, maintain the confidentiality of, and not disclose to any third party (other than the Subsidiaries and the Representatives) any proprietary or confidential information of any nature whatsoever provided by Lone Star, Purchaser or the Purchaser Representatives without the disclosing party's prior written consent. Fintube, Lone Star and Purchaser may, however, disclose any confidential or proprietary information to the extent (i) such information is, or becomes part of, the public domain other than by reason of disclosure by the receiving party;
(ii) such information is or becomes available from a third party source with the right to disclose such information; and/or (iii) disclosure is required by applicable law or stock exchange regulation.

         5.12 AMENDMENT OF SCHEDULES. Fintube agrees that, with respect to the representations and warranties of Fintube contained in this Agreement, Fintube shall have the continuing obligation until the Closing to supplement or promptly amend the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the condition set forth in Section 7.3(a) has been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement, and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived, and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement. Without limiting any of the foregoing, Sellers shall deliver at Closing a supplemental schedule listing all contracts entered into on or after November 1, 1999, which would have been required to be scheduled on Schedule 4.1(t) under paragraphs (xvii) and (xviii) of Section 4.1(t) had such contracts been entered into prior to such date.

         5.13 NONCOMPETITION. Fintube and Purchaser shall enter into a non-competition agreement (the "NON-COMPETITION AGREEMENT") at the Closing, pursuant to which Fintube shall agree not to compete, directly or indirectly, with Purchaser in the Business for a period of sixty (60) months from the Closing Date in the area of interest and subject to the terms set forth therein, for no consideration other than the Purchase Price. The Non-Competition Agreement shall be in substantially the form set forth as EXHIBIT 5.13. Nothing herein shall prevent Fintube from owning up to five percent of the outstanding stock of any publicly traded entity, regardless of the business in which such entity might be engaged.

         5.14 PRODUCT LIABILITY/DISCONTINUED OPERATIONS INSURANCE. For up to three (3) years following the Closing Date, Fintube, at its option, shall have the right to acquire and maintain product liability/discontinued operations insurance, to cover any claims which may be made against the Sellers relating to events occurring prior to the Closing Date. The cost of any such insurance shall be borne solely by Fintube. Purchaser shall reasonably assist Fintube with its insurance requirement.

         5.15 STOCK REGISTRATION AGREEMENT. The shares of Lone Star Common Stock to be delivered pursuant to this Agreement will be registered by Lone Star, at its sole expense, with the Securities and Exchange Commission ( the "SEC"), as more fully set out in the Stock Registration Agreement attached hereto as
EXHIBIT 2.3(B), to be executed at Closing, by Lone Star in favor of

Fintube and the Designated Recipients. Lone Star shall, prior to Closing, provide Fintube with a draft of a registration statement on Form S-3 for the registration for resale by Fintube and the Designated Recipients of the shares of Lone Star Common Stock to be issued at the Closing. Lone Star shall file the registration statement on Form S-3 with the SEC, seeking to register the shares of Lone Star Common Stock with the SEC, as set forth in the Stock Registration Agreement.

         5.16 NYSE LISTING. From the date of Closing:

                 (a) Lone Star shall file in a timely manner the reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the SEC thereunder, and shall use all reasonable efforts to take such further action as Fintube may reasonably request, all to the extent required from time to time to enable Fintube, its Partners and their respective owners to sell the shares of Lone Star Common Stock they receive hereunder.

                 (b) Lone Star shall avoid taking any action which would cause the Lone Star Common Stock to cease to be listed on the NYSE, or at Lone Star's election, on another national exchange from and after the effective date of the registration statement relating to such stock under the Securities Act and continuing for so long as such registration statement is effective.

         5.17 DELIVERY OF INVESTMENT LETTERS. At least five (5) business days prior to the Closing Date, Fintube shall deliver to Purchaser the investment letters and questionnaires in the form attached hereto as EXHIBIT 5.17 (the "INVESTMENT LETTERS") signed by each of the Designated Recipients who will be issued Lone Star Common Stock pursuant to SECTION 2.3. Subject to the procedures set forth in SECTION 2.3, such Investment Letters shall include a sufficient number of Investment Letters from those Designated Recipients who are accredited investors under Rule 501 of Regulation D under the Securities Act to establish that the number of the Designated Recipients that would be classified as unaccredited investors under Rule 501 would be less than thirty-five (35).

         5.18    TITLE INSURANCE AND SURVEYS.

                 (a) At least fifteen (15) days before Closing, Fintube shall obtain and furnish at Fintube's expense to Purchaser (or, if so requested, its subsidiary) a commitment for title insurance ("TITLE INSURANCE") from a title insurance company mutually acceptable to Fintube and Purchaser, (the "TITLE COMPANY") with respect to each parcel of Real Property described on SCHEDULE 2.1(A), ("TITLE BINDERS") showing fee title, or a leasehold, as the case may be, to such Real Property in the applicable Seller and committing to issue the Title Insurance with respect to such Real Property. Such Title Binders shall show all Liens with respect to such Real Property. Fintube shall also deliver to Purchaser (or, if so requested, its subsidiary) legible copies of all documents referred to as exceptions to title in the Title Binders.

                 (b) Fintube shall obtain and furnish, at Fintube's expense, to Purchaser (or, if so requested, its subsidiary) at the Closing an owner's policy of Title Insurance in a form and amount and from the Title Insurance Company, relating to each parcel of Real Property described on SCHEDULE 2.1(A), which Title Insurance shall insure at regular rates, in an amount consistent with
SCHEDULE 2.11, Purchaser's or its subsidiary title to such Real Property, free and clear of all Liens except for the Permitted Liens, and providing by way of appropriate endorsements and supplemental coverages, insurance which is available under the title insurance regulations of the State of Oklahoma.

                 (c) If title insurance is not legally or customarily available in a particular jurisdiction, Fintube shall obtain and furnish at Fintube's expense to Purchaser (or, if so requested, its subsidiary) at the Closing a title opinion in such form as is customary in such jurisdiction and reasonably satisfactory to Purchaser (or its subsidiary).

                 (d) At least fifteen (15) days before Closing, Fintube shall deliver to Purchaser a consent to assignment (including customary estoppel provisions), or an estoppel letter, from the Port of Catoosa (which may be included in the form of assignment used by the Port of Catoosa) and the landlord of the downtown Tulsa warehouse location, consenting to the assignment of the leased Port of Catoosa real estate and the downtown Tulsa warehouse location of the Sellers to Purchaser and, to the extent the landlord is agreeable, providing reasonable notice of default and an opportunity to cure to Purchaser's lender, together with a certificate of the annual rent, security deposit and term of the lease relating to such Real Property, and the existence of no default.

                 (e) At least fifteen (15) days before Closing, Fintube shall deliver at Fintube's expense to Purchaser current surveys (the "SURVEYS" ) of each parcel of Real Property described in SCHEDULE 2.1(A) (other than the Real Property in Mexico, for which the Purchaser shall obtain a current survey). Each Survey shall be prepared by a licensed professional engineer or surveyor acceptable to Purchaser and to the Title Company. The Surveys (including specifically the certificate of the engineer or surveyor forming a part thereof) shall be in form and substance acceptable to Purchaser and to the Title Company.

                 (f) At least fifteen (15) days before Closing, Fintube shall deliver to Purchaser a title opinion, in conformance with standard legal practices of Mexico, and in form and substance acceptable to Purchaser, as to the parcels of Real Property located in Mexico. At least fifteen (15) days before Closing, Purchaser may obtain from Quebec counsel a title opinion, in conformance with standard legal practices of Quebec, and in form and substance acceptable to Purchaser, as to the parcels of Real Property located in Quebec. The title opinion covering the Real Property located in Mexico and the title opinion covering the Real Property located in Quebec are collectively called the "TITLE OPINIONS."

                 (g) In the event any Liens appear in the Title Binders, the Title Opinions or the Surveys, other than the Permitted Liens, that would unreasonably interfere with the Purchaser's use of the Real Property or materially adversely affect its value, Purchaser shall, within seven (7) days after receipt of the Title Binder or Title Opinion and the Survey of the Real Property covered by such Title Binder or Title Opinion and copies of all documents referred to therein as exceptions to title, notify Sellers in writing of such fact (the "TITLE OBJECTION") in which event Sellers shall have seven (7) days after receipt of such notice to cure such Title Objection. Upon the expiration of said seven (7) day period, Purchaser shall be deemed to have accepted all exceptions to title shown on the Title Binder, the Title Opinions or the Surveys, except for matters which are the subject of a notification permitted under the preceding sentence, and such exceptions shall be included in the term "Permitted Liens" as used herein.

         5.19 STOCK OPTIONS. Lone Star will make available under its 1985 Long-Term Incentive Plan, an initial grant of options (the "OPTIONS") covering an aggregate of 200,000 shares of Lone Star Common Stock, to be awarded on the Closing Date to the Executives and Jerry E. Ryan, in such proportions as Purchaser shall determine in consultation with Ryan, as more fully set out in
EXHIBIT 5.19 attached hereto. All of the Options will be for a ten-year term and will have an exercise price equal to the fair market value of the Lone Star Common Stock on the date of the grant. One-half of the Options (the "EMPLOYMENT OPTIONS") will vest 25% per year over four years. The remaining one-half of the Options (the "PERFORMANCE OPTIONS") will vest: (i) 50% on the 10th day after the completion of an audit of the Purchaser's financial statements for the year ended December 31, 2000, if such audit establishes that the Business achieved EBITDA of $21,100,000 for calendar year 2000, as set forth on page 91 of the Confidential Information Memorandum, dated February 1999 (the "PROJECTIONS"); and (ii) 50% on the 10th day after completion of an audit of the Purchaser's financial statements for the year ended December 31, 2001, if such audit establishes that the Business achieved EBITDA of $26,700,000 for calendar year 2001, as set forth in the Projections. If the Projections are not met by the specified dates, the Performance Options will lapse.

         5.20 CONSULTING AGREEMENT. Purchaser and Jerry E. Ryan shall enter into a consulting agreement in the form of EXHIBIT 5.20 hereto (the "CONSULTING AGREEMENT");

         5.21 EMPLOYMENT AGREEMENTS. Purchaser and each of the executives designated on SCHEDULE 5.21, (the "EXECUTIVES") shall have entered into employment agreements in the form of EXHIBIT 5.21 hereto.

         5.22 ARRANGEMENT FOR LEGAL SERVICES. Purchaser and either Jerry R. Nichols or Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc., as appropriate, shall have reached a mutually acceptable arrangement satisfactory to Purchaser whereby Mr. Nichols or such law firm would continue to provide certain legal services to Purchaser with respect to the Business after the Closing, at customary rates.

         5.23 SURVIVAL OF COVENANTS. Except for any covenant or agreement which by its terms expressly terminates as of the date of Closing, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing, but shall expire as of the date set out in Section 9.10.

         5.24 CHANGE OF NAME. Fintube and each of the Sellers agrees to change their respective company name within thirty (30) days from the date of Closing to names bearing no resemblance to "Fintube", "Kentube", "Escoa", "Tektube", "Altetas y Birlos, S.A. de C.V.", "Biraghi" and "Steel Coil Services".

         5.25 CORRECTION OF ENVIRONMENTAL CONDITIONS. Between the date hereof and the Closing Date, Sellers shall endeavor in good faith to correct fully, in accordance with applicable law, (i) those environmental conditions requiring short term action set forth in the interim report of ERM Southwest dated November 10, 1999 (the "ERM REPORT") and (ii) those environmental conditions identified by Purchaser as a result of its conducting further environmental due diligence prior to the Closing Date that Purchaser, in consultation with ERM, hereinafter identifies as also requiring short term action (those environmental conditions described in clauses (i) and (ii) hereof being herein called "ENVIRONMENTAL DEFICIENCIES"). To the extent any such Environmental Deficiency is not so corrected to the reasonable satisfaction of Purchaser by the third business day immediately preceding the Closing Date, a current liability reserve will be established on the financial statements of Fintube as of the Closing Date and reflected on the Closing Statement in an amount mutually agreed by Fintube and Purchaser to be sufficient to correct the Environmental Deficiencies in accordance with applicable law. Notwithstanding the foregoing, if not less than three (3) business days prior to the Closing Date, Fintube determines that the cost of correcting the Environmental Deficiencies and/or establishing a current liability reserve therefor is not reasonably acceptable to Fintube, Fintube may at its option elect not to close the transaction contemplated by this Agreement without liability to Purchaser or Lone Star.

         5.26 LONE STAR COMMON STOCK. Within three (3) days from the date hereof, Fintube shall instruct the Designated Recipients that prior to the Closing Date, the Designated Recipients shall not purchase or sell Lone Star Common Stock or any puts or options relating thereto, or create any short positions in connection with such Lone Star Common Stock.

                                   ARTICLE VI
                         COOPERATION IN VARIOUS MATTERS

         6.1 MUTUAL COOPERATION. Each Party shall cooperate with the other Party, which cooperation shall include the furnishing of testimony and other evidence, permitting reasonable access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by the other Party in connection with the prosecution or defense of any claims or other matters relating to the Assets.

         6.2 PRESERVATION OF FILES AND RECORDS. Notwithstanding the provisions of Section 9.10, for a period of five (5) years after the Closing Date: (a) Purchaser shall preserve all files and records relating to Fintube that are transferred to Purchaser, shall allow Fintube or its designee reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any such files and records; and (b) Fintube shall allow Purchaser or its designee reasonable access to any files and records relating to the Assets that may be in Fintube's possession, together with the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any such files and records without first offering in writing to transmit them to Purchaser.

         6.3 PREPARATION OF REPORTS, ETC. Lone Star shall cooperate and cause its employees to cooperate with Fintube in the preparation, in accordance with Fintube's reasonable instructions, of financial and other reports and statements relating to Fintube for periods ending on or prior to the Closing Date.

                                   ARTICLE VII
                                   CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The respective obligations of each Party to be performed at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 (a) FILINGS; WAITING PERIODS; APPROVALS. The waiting period applicable to the consummation of the transaction contemplated herein under the HSR Act shall have expired or been terminated, and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby by Fintube and Purchaser, shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on the Assets or the Business.

                 (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition, including legislation, preventing the consummation of the transaction contemplated herein shall be in effect; provided, however, that prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.6 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

         7.2 CONDITIONS TO OBLIGATION OF FINTUBE. The obligation of Fintube to effect the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Fintube:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and Fintube shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

                 (b) COVENANTS AND AGREEMENTS. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Fintube shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

                 (c) NO MATERIAL ADVERSE CHANGE. From the date of this Agreement through the Closing, there shall not have occurred any event having a Material Adverse Effect on Lone Star; provided, however, if an event having a Material Adverse Effect on Lone Star has occurred, Fintube shall give Purchaser notice of such event, and the Closing Date will be postponed for fifteen (15) days and Purchaser will pay the entire Purchase Price by cashier's check or wire transfer acceptable to Fintube.

                 (d) ENVIRONMENTAL CONDITIONS. Fintube shall not have elected to terminate this Agreement pursuant to the last sentence of Section 5.25 hereof at least three (3) business days prior to the Closing Date.

                 (e) TITLE OBJECTIONS. Fintube shall have elected at least three
(3) business days prior to the Closing Date to terminate this Agreement because the action required to cure one or more Title Objections is not reasonably acceptable to Fintube.

                 (f) OTHER CLOSING DOCUMENTS. Fintube shall have received the items required by Section 3.2(b).

         7.3 CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to effect the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Fintube set forth in Section 4.1 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Seller to such effect.

                 (b) COVENANTS AND AGREEMENTS. Fintube shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Fintube to such effect.

                 (c) NO MATERIAL ADVERSE CHANGE. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition of the Business or Assets, that would have or would be reasonably likely to have a Material Adverse Effect.

                 (d) RELEASE OR ASSIGNMENT OF LIENS. Fintube shall have provided to Purchaser satisfactory evidence that all Liens against the Assets, other than Permitted Liens, will be released at or prior to Closing, or, if Lone Star so elects, the Liens securing the Bank Debt shall be assigned to Lone Star's lenders.

                 (e) FIRPTA AFFIDAVIT. Fintube shall have provided to Purchaser a non-foreign affidavit in compliance with United States Treasury Regulation
Section 1.1445-2(b)(2).

                 (f) SALES TAX MATTERS. Fintube shall have surrendered its sales tax permit to the Oklahoma Tax Commission along with payment for any unpaid or accrued Taxes such that Purchaser can receive a sales tax permit.

                 (g) TITLE INSURANCE AND SURVEYS. Purchaser shall have received the Title Insurance and Surveys described in Section 5.18, and Sellers shall have cured all Title Objections made by Purchaser.

                 (h) CONSULTING AGREEMENT. Purchaser and Jerry E. Ryan shall have entered into the Consulting Agreement described in Section 5.20.

                 (i) EMPLOYMENT AGREEMENTS. Purchaser and each of the Executives shall have entered into the employment agreements described in Section 5.21.

                 (j) NONCOMPETITION AGREEMENTS. Each of those certain partners of Seller (or in the event any such partner is not a natural person, the natural person or persons affiliated with such partner as listed with respect thereto) as listed on SCHEDULE 7.3(j)(1) shall have entered into a non-competition agreement with Purchaser or a Subsidiary dated as of the Closing Date substantially in the form as attached hereto as EXHIBIT 7.3(j)(2).

                 (k) FINANCING. Purchaser shall have obtained financing for the purchase of the Assets on terms and conditions reasonably acceptable to Purchaser. Purchaser shall advise Sellers of the status of its financing not less than three (3) business days prior to the Closing Date.

                 (l) THIRD PARTY CONSENTS. Purchaser shall have received from Sellers not less than three (3) business days prior to the Closing Date copies of written Third Party Consents allowing the assignment by Sellers to Purchaser of the Non-Assignable Contracts identified in SCHEDULE 3.2(a)(iii).

                 (m) FOREIGN APPROVAL. Purchaser shall have received evidence of satisfaction of all required consents or approvals from any foreign governmental entity as may be required to effect the transactions contemplated by this Agreement.

                 (n) YEAR 2000 COMPLIANCE. Purchaser shall be satisfied, in its reasonable discretion, not less than three (3) business days prior to the Closing Date as to the proper operation of the information technology systems, the Year 2000 Compliance of the Assets and the Business, and the absence of any material risk to the Assets or the Business resulting from any Year 2000 Non-Compliance with respect to the Assets or the Business, as a result of Purchaser's due diligence investigation of such matters.

                 (o) INVESTMENT LETTERS. Purchaser shall have received the Investment Letters described in Section 5.17, duly completed and duly executed.

                 (p) PERMITS. Purchaser shall have obtained not less than three
(3) business days prior to the Closing Date the Permits and consents from Governmental Authorities identified in SCHEDULE 3.2(a)(v).

                 (q) TITLE OPINIONS. Purchaser shall have received the Title Opinions for the Mexico Real Property and the Quebec Real Property contemplated by Section 5.18, and Sellers shall have cured all Title Objections made by Purchaser.


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


                 (r) OTHER DOCUMENTS. Purchaser shall have received the items required by Section 3.2(a).

                                  ARTICLE VIII
                                   TERMINATION

         8.1 TERMINATION RIGHTS. This Agreement may be terminated at any time prior to the Closing Date:

                 (a) By mutual written consent of Purchaser and Fintube;

                 (b) By either Fintube or Purchaser if: (i) the Closing has not occurred by January 4, 2000 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order, decree or ruling);

                 (c) By Purchaser if: (i) there has been a material breach of the representations and warranties made by Fintube in Section 4.1 (provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause unless Purchaser has given Fintube at least thirty (30) days prior written notice of such breach, and Fintube has failed to cure such breach within said 30 day period); or (ii) Fintube has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof; or

                 (d) By Fintube if: (i) there has been a material breach of the representations and warranties made by Lone Star or the Purchaser in Section 4.2 (provided, however, that Fintube shall not be entitled to terminate this Agreement pursuant to this clause unless Fintube has given Lone Star or Purchaser at least 30 days prior written notice of such breach, and Purchaser or Lone Star has failed to cure such breach within said 30 day period); or (ii) Lone Star or Purchaser has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof.

         8.2 EFFECT OF TERMINATION. If this Agreement is terminated by either Fintube or Purchaser pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation under this Agreement on the part of any Party or its respective Affiliates, directors, officers, or stockholders to the other Party, except pursuant to the provisions of Sections 5.2(d), 5.3, 5.11, 8.3 and Article X, which provisions shall remain in full force and effect; provided, however, that the termination of this Agreement shall not relieve either Party from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder, occurring prior to such termination.

         8.3 CONSEQUENTIAL DAMAGES. If this Agreement is terminated for any reason whatsoever, neither Fintube, Lone Star or the Purchaser shall recover any consequential, incidental or special damages from the other Party.

                                   ARTICLE IX
                           INDEMNIFICATION AND CLAIMS

         9.1 INDEMNIFICATION. After the Closing, both Fintube and Purchaser (each an "INDEMNIFYING PARTY") hereby agrees to indemnify, defend and hold harmless the other Party, and its directors, officers, employees and controlled and controlling persons (hereinafter collectively "RELATED PERSONS"), from and against all Claims asserted against, resulting to, imposed upon or incurred by such Party or such Party's Related Persons (an "INDEMNIFIED PERSON"), subject to all of the provisions and limitations contained in this Article IX, to the extent resulting from: (a) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement; or (b) the breach of any covenant of the Indemnifying Party contained in or made pursuant to this Agreement. For purposes of determining whether an Indemnified Person is entitled to indemnification under this Article IX due to the breach of an Indemnifying Party's representation or warranty, the materiality qualification in such representation or warranty shall be disregarded and such representation or warranty shall be read for purposes of this Article IX as though such qualification was not included therein (it being agreed by the Parties that the Basket described in Section 9.7(b) hereof was intended to supplant such materiality qualification). As used in this Article IX, the term "CLAIM" shall include, (x) all debts, liabilities and obligations,
(y) all losses, damages, costs and expenses, including pre- and post-judgment interest, penalties, court costs and attorneys' fees and expenses, and (z) all demands, claims, actions, costs of investigation causes of action, proceedings, arbitrations, judgments, settlements and assessments.

         9.2 PRE-CLOSING OPERATIONS. Fintube further hereby agrees to indemnify, defend and hold Purchaser and Purchaser's Related Persons harmless from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser with respect to any liabilities of any of the Sellers, which are not Assumed Liabilities, (including, but not limited to, Taxes accrued by any of the Sellers for periods (or portions thereof) ending on or before the Closing Date); provided however, that Fintube shall have no obligation to Purchaser until the total amount of all Purchaser Claims exceeds the Basket set forth in Section 9.7(b), except for Fintube's obligations pursuant to Section 5.9, which shall not be subject to the Basket.

         9.3 POST-CLOSING OPERATIONS. Purchaser further hereby agrees to indemnify, defend and hold Fintube and Fintube's Related Persons harmless from and against all Claims asserted against, resulting to, imposed upon or incurred by Fintube with respect to: (a) any of the Assumed Liabilities; and (b) the ownership, operation, use or enjoyment of the Assets or the Business by Purchaser after the Closing.

         9.4 WARRANTY CLAIMS. Product or service warranty claims (whether arising by contract or operation of law, including any implied warranties of merchantability or fitness for a particular purpose) relating to products or services provided by the Business on or after the Closing Date, shall be the sole responsibility of the Purchaser. Product or service warranty claims (whether arising by contract or operation of law, including any implied warranties of merchantability or fitness for a particular purpose) that relate to products or services provided by the Business before the Closing Date shall be the responsibility of the Purchaser (the "WARRANTY CLAIMS"); provided, however, the Purchaser shall have the right to recover any amounts that the Purchaser pays for such Warranty Claims, by reimbursement from the Escrow Account, on the terms and conditions set forth below:

         (a) The first $200,000 of Warranty Claims incurred during each of the periods: (i) from the Closing Date through December 31, 2000 (the "2000 PERIOD"); and (ii) from January 1, 2001 through the date described in Section 9.10 (the "2001 PERIOD"), shall be the sole responsibility of the Purchaser, and the Purchaser agrees to satisfy and pay said Warranty Claims without reimbursement from the Escrow Account, as and when the Purchaser determines, in good faith, that said Warranty Claims are valid.

         (b) Any Warranty Claims over $200,000 but less than $400,000 incurred during each of (i) the 2000 Period and (ii) the 2001 Period, shall be satisfied by the Purchaser, as and when the Purchaser determines, in good faith, that said Warranty Claims are valid; and Purchaser shall be entitled to assert Warranty Claims against the Escrow Account for the amount of such Warranty Claims, without regard to the Basket, but only to the extent such Warranty Claims are agreed to be valid Warranty Claims by Fintube, or if the Purchaser and Fintube are unable to agree upon the validity of said Warranty Claims, the arbitrator described in Section 10.12(c) shall determine the validity of such Warranty Claims.

         (c) Any Warranty Claims over $400,000 but less than $600,000 incurred during each of (i) the 2000 Period and (ii) the 2001 Period, shall be satisfied by the Purchaser, as and when the Purchaser determines, in good faith, that said Warranty Claims are valid; and Purchaser shall be entitled to assert such Warranty Claims against the Escrow Account for one-half of the amount of such Warranty Claims, without regard to the Basket, but only to the extent such claims are agreed to be valid Warranty Claims by Fintube, or if the Purchaser and Fintube are unable to agree upon the validity of said Warranty Claims, the arbitrator described in Section 10.12(c) shall determine the validity of such Warranty Claims.

         (d) Any Warranty Claims over $600,000 incurred during each of (i) the 2000 Period and (ii) the 2001 Period, shall be satisfied by the Purchaser, as and when the Purchaser determines, in good faith, that said Warranty Claims are valid; and Purchaser shall be entitled to assert such Warranty Claims against the Escrow Account for the amount of such Warranty Claims, without regard to the Basket, but only to the extent such claims are agreed to be valid Warranty Claims by Fintube, or if the Purchaser and Fintube are unable to agree upon the validity of said Warranty Claims, the arbitrator described in Section 10.12(c) shall determine the validity of such Warranty Claims.

         (e) On the date described in Section 9.10, the ability of the Purchaser to seek reimbursement from the Escrow Account for Warranty Claims shall forever terminate (other than with respect to any claims for reimbursement made, but not resolved, prior to such date), and after said date, the Purchaser shall pay any and all Warranty Claims, without reimbursement, and shall indemnify and hold Fintube harmless from and against all such Warranty Claims.

         The Purchaser's sole right to recover any amounts that the Purchaser pays for Warranty Claims shall be to seek reimbursement for such claims from the Escrow Account.

         Purchaser and Fintube agree that after the Closing Date, Purchaser shall handle and resolve all Warranty Claims relating to the Business, whether occurring before or after the Closing Date. Purchaser agrees to handle and resolve said Warranty Claims in good faith, and to use its best efforts to minimize the expense of said Warranty Claims to the extent consistent with reasonable business practices. Purchaser further agrees that for any Warranty Claims, it shall not assert any charge for any employee time or corporate overhead of the Purchaser or Lone Star in administering the Warranty Claims. Purchaser also agrees that the expense of resolving any valid Warranty Claim shall be limited to actual cost to the Purchaser of resolving said Warranty Claims.

         9.5 WARN ACT. Purchaser hereby agrees that for purposes of the WARN Act, the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Business, as defined in the WARN Act. Purchaser agrees that the Purchaser shall be responsible for any notification required under the WARN Act with respect to the Business in connection with any "employment loss," as defined in the WARN Act, that may occur on or after the Closing Date, and shall indemnify the Fintube and Fintube's Related Persons, and shall hold the Fintube and Fintube's Related Persons harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Business in connection with any "employment loss," as defined in the WARN Act, that may occur on or after the Closing Date.

         9.6 DEFENSE OF THIRD PARTY CLAIMS. In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Claim. If the Indemnified Person does not so notify the Indemnifying Party within fifteen (15) days after becoming aware of such Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim to the extent of the damage caused by such delay. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the

Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and the obligation to cooperate therewith.

         9.7     LIMIT ON INDEMNITY OBLIGATIONS.

                 (a) No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to this Article IX with respect to any Claim, unless such Indemnified Person notifies such Indemnifying Party of such Claim in writing, on or before the 15th day after the completion of the audit of the calendar year 2001 financial statements of the Business. Purchaser hereby agrees to use reasonable best efforts to cause the audit of the calendar year 2001 financial statements of the Business to be completed on or before MARCH 31, 2002. The foregoing notwithstanding, no Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to this Article IX, unless such claim is presented to the Indemnifying Party on or before APRIL 15, 2002.

                 (b) If the total amount of all Claims which Purchaser, Lone Star or any of their respective Related Persons have the right to assert against Fintube under this Article IX (the "PURCHASER CLAIMS") does not exceed seventy-five hundredths of one percent (.75%) of the Purchase Price (the "BASKET"), then Fintube shall have no obligation under this Article IX with respect to any such Purchaser Claims. If the total amount of all Purchaser Claims exceeds the Basket, then Fintube's obligations under this Article IX shall be limited to the amount by which the aggregate amount of all Purchaser Claims exceeds seventy five hundredths of one percent (.75%) of the Purchase Price, but such excess amount shall not exceed the Cap. Notwithstanding anything in this Section 9.7 to the contrary, Purchaser Claims made pursuant to Sections 4.3(a), 5.9, 5.25 and 9.4 shall not be subject to the Basket.

                 (c) The total amount of Fintube's obligations with respect to Purchaser Claims, under this Article IX shall not exceed forty percent (40%) of the Purchase Price (the "CAP").

                 (d) The amount which an Indemnifying Party is required to pay to, for, or on behalf of any other party pursuant to this Section 9.7 shall be reduced (including, without limitation, retroactively): (i) by any insurance proceeds actually recovered by or on behalf of any Indemnified Person; and (ii) by any net tax benefit actually realized as a result of any indemnifiable loss. If an Indemnified Person shall have incurred or shall have paid on its behalf an indemnifiable loss, and shall subsequently receive insurance proceeds in respect of such indemnifiable loss, or shall realize any net tax benefit as a result of such indemnifiable loss, then the Indemnified Person shall promptly pay to the Indemnifying Party such amount. Each Indemnified Person agrees to use reasonable efforts (so long as such efforts would not have an adverse effect on such Person) to obtain any such tax benefit and any such insurance proceeds.

                 (e) Purchaser agrees that Fintube, at Fintube's option and expense, may obtain an insurance policy satisfactory to both Purchaser and Sellers, with a coverage limit of not less than $27,800,000 and no deductible other the Escrow Account, naming Purchaser (and any Indemnified Persons) as the insured, to satisfy any and all Claims against Sellers under this Article IX, to the extent such Claims have exceeded the amount of the Escrow Account. In the event Sellers obtain


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


such insurance, after first exhausting the funds in the Escrow Account, the Purchaser will look, and will cause all Indemnified Persons to look, solely to such insurance policy for satisfaction of any and all Claims against Sellers in excess of the amount of the Escrow Account. To the extent Sellers elect to obtain the above described insurance, Sellers shall have no further liability to Purchaser under this Article IX after the Closing in excess of the amount of the Escrow Account.

         9.8 FINTUBE'S ESCROW. To satisfy any Purchaser Claim, Warranty Claim to be paid by Fintube, any claim for any adjustment owed by Fintube for payment of real property taxes or Brokers' Fees pursuant to Section 4.3(a) (any of such Claims shall be an "ESCROW CLAIM") that the Purchaser has the right to recover against Fintube hereunder, Fintube agrees that Purchaser shall transfer at Closing, Five Million Dollars ($5,000,000) of the Purchase Price, directly to an escrow account in the name of Fintube (the "ESCROW ACCOUNT"), at a mutually agreed bank or other suitable financial institution in Tulsa, Oklahoma, (the "ESCROW AGENT"). After the amount of Purchaser Claims has exceeded the Basket, or upon the occurrence of other Escrow Claims without regard to the Basket, the Purchaser shall be entitled to assert such Escrow Claims against the Escrow Account, by written notice to Fintube and Escrow Agent. Such claims shall be paid by the Escrow Agent within twenty (20) days of the date said written claims are received by Fintube and Escrow Agent, unless Fintube objects to such claims in writing within said twenty (20) day period. If there is a Fintube objection to a an Escrow Claim, the claim shall be resolved by negotiation between Fintube and the Purchaser within thirty (30) days from the date of Fintube's objection. If not so resolved, either party may submit the Escrow Claim to arbitration pursuant to Section 10.12. One-half of the balance of the Escrow Account, less any unresolved Escrow Claims, will be disbursed to Fintube on the 15th day after the completion of the audit of the calendar year 2000 financial statements of the Business. Purchaser hereby agrees to use its reasonable best efforts to cause the audit of the calendar year 2000 financial statements of the Business to be completed on or before March 31, 2001. The balance of the Escrow Account, less any unresolved Escrow Claims, will be disbursed to Fintube on or before the 15th day after the completion of the audit of the calendar year 2001 financial statements of the Business. The funds in the Escrow Account shall be invested in income producing securities to be selected by Fintube, and all income produced thereby shall be distributed to Fintube on a quarterly basis. The terms of the escrow arrangement shall be specified in the Escrow Agreement attached hereto as
EXHIBIT 9.7.

         9.9 EXCLUSIVE REMEDY. Purchaser's and Fintube's sole remedy for any breach of any of the provisions of this Agreement shall be to exercise their rights under Articles IX and X, subject to the procedures and limitations set forth in Articles IX and X.

         9.10 SURVIVAL. The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect, notwithstanding any investigation made by or disclosure made to any Party, whether before or after the date hereof, shall survive the execution and delivery of this Agreement, and shall survive the Closing and continue to be applicable and binding, until the 15th day after the completion of the audit of the calendar year 2001 financial statements of the Business, at which time said representations, warranties, covenants and agreements shall forever terminate. The foregoing notwithstanding, the representations, warranties, covenants and agreements made in this Agreement, or in any certificate delivered in connection herewith, shall forever terminate on April 15, 2002.


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


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 TRANSFERS OF LONE STAR COMMON STOCK. At all times after the Closing Date, Lone Star shall cooperate in all respects with Fintube and the Designated Recipients in permitting the transfer of the shares of the Lone Star Common Stock to be delivered pursuant to this Agreement if such transfer can be made in accordance with the Securities Act and applicable state securities laws.

         10.2 LONE STAR GUARANTY. Lone Star is the immediate parent of the Purchaser and has significant interest in ensuring that Lone Star and the Purchaser receive the benefit of the terms of this Agreement. As an inducement to the Sellers to enter into this Agreement, Lone Star has agreed to guarantee, and does hereby absolutely and unconditionally guarantee, the full and prompt performance of all of the covenants, agreements, and obligations of Purchaser under this Agreement.

         10.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Oklahoma without giving effect to the principles of conflicts of law thereof.

         10.4 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         10.5 ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that the rights and obligations of Purchaser under this Agreement may be assigned in whole or in part to an acquisition subsidiary of Purchaser or an Affiliate thereof; provided that Lone Star shall fully guarantee all of any such assignee's assumed obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         10.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules, and any documents referred to herein), together with the Ancillary Documents constitute the entire agreement between the Parties, and supersede all prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         10.7 NOTICES. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be sent by: (a) personal delivery (effective upon delivery); (b) facsimile (effective on the next day after confirmed transmission); or (c) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:


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


            IF TO PURCHASER OR LONE STAR:

                  Fintube Technologies, Inc.
                  c/o Lone Star Technologies, Inc.
                  15660 N. Dallas Parkway
                  Suite 500
                  Dallas, Texas 75248
                  Attention:   Robert F. Spears
                  Vice President, General Counsel and Secretary
                  Facsimile: (972) 770-6471

            WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                  Thompson & Knight L.L.P.
                  1700 Pacific Ave.
                  Suite 3300
                  Dallas, Texas 75201
                  Attention: David E. Morrison
                  Facsimile: (214) 969-1751

            IF TO FINTUBE:

                  Fintube Limited Partnership
                  c/o Jerry E. Ryan
                  3201 E. 65th
                  Tulsa, Oklahoma  74136
                  Facsimile: (918) 495-1374

            WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                  Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc.
                  124 E. Fourth Street, Suite 400
                  Tulsa, Oklahoma  74103
                  Attention:  Jerry R. Nichols, Esq. and Thomas P. Nally, Esq.
                  Facsimile:  (918) 582-9321

Any Party may change its name or address for receiving notices by giving written notice of such change to the other Parties in accordance with this Section 10.7.

         10.8 AMENDMENT. Except as allowed by Section 5.12, this Agreement may be amended by the Parties hereto, only by a written instrument signed by all of the Parties hereto.

         10.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of


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


this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         10.10 WAIVERS. The Parties hereto may, by mutual agreement, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts required herein; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of any Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         10.11 ENFORCEMENT OF AGREEMENT. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, irrespective of the provisions of Section 10.12, the Parties hereto agree that each Party shall be entitled to seek an injunction to prevent a breach of this Agreement, and shall be entitled to specific performance of the terms and provisions hereof.

         10.12   ARBITRATION.

                 (a) GOOD FAITH NEGOTIATION. Except as provided in Section 10.11, in the event that any Party asserts that there exists any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a "DISPUTE"), such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting of the Responsible Officers of both Parties to attempt to resolve the same. A face to face meeting of the Responsible Officers and their representatives shall be held within twenty (20) days of delivery of the written notice, and shall last for a minimum of three (3) hours. If no such resolution is reached within fifteen (15) days after such face to face meeting, the Party delivering such notice of Dispute (the "DISPUTING PERSON") may, within thirty
(30) days after such face to face meeting, commence arbitration hereunder by delivering to the other Party a notice of arbitration (a "NOTICE OF ARBITRATION"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any. Except for the enforcement provisions contained in Section 10.11 arbitration shall be the sole remedy for the resolution of a Dispute.

                 (b) ARBITRATION RULES; LOCATION. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as those rules conflict with the provisions of this Section 10.12, in which event the provisions of this Section 10.12


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


shall control. Any arbitration hereunder shall be conducted at Tulsa, Oklahoma, or at such other location as shall be agreed to by the Parties hereto in writing.

                 (c) ONE NEUTRAL ARBITRATOR. The Dispute shall be resolved by one neutral arbitrator who shall: (i) have general knowledge and experience in the manufacturing industry and in the matters addressed in the Dispute; (ii) have no affiliation with any Party; and (iii) be selected by the American Arbitration Association office in Dallas, Texas ("AAA"); provided, that with respect to the Dispute submitted to arbitration pursuant to a Notice of Arbitration, each Party shall have the absolute right to reject one (but no more than one) arbitrator selected by the AAA within fifteen (15) days of being notified by the AAA as to the identity of the arbitrator, in which event such person shall be de-selected and the AAA shall select another neutral arbitrator.

                 (d) DECISION OR AWARD. Any decision or award of the arbitrator shall be final and binding upon the parties to the arbitration proceeding. The Parties agree that the arbitration award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found, and that a judgment upon the arbitration award may be entered in any court having jurisdiction thereof.

                 (e) COSTS AND EXPENSES. All out of pocket costs and expenses incurred by any Party in connection with an arbitration resolution of any disagreement, dispute, controversy or claim pursuant to this Section 10.12, including but not limited to reasonable attorney's fees and disbursements, shall be borne by the Party incurring the same; provided, however, that the arbitrator shall have the discretion to declare any Party to the arbitration proceeding as the "prevailing party" with respect to one or more of the issues that were the subject of the arbitration, and to require the other Party to the arbitration to reimburse such "prevailing party" for the some or all of its costs and expenses incurred in connection with such proceeding.

         10.13 PERFORMANCE BY SELLERS. Fintube agrees to cause each of the other Sellers, not included as parties to this Agreement, to perform any obligations of such Sellers described in this Agreement.


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


         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by one of their duly authorized Responsible Officers, as of the date first above written.

"LONE STAR"                              "FINTUBE"

LONE STAR TECHNOLOGIES, INC.           FINTUBE LIMITED PARTNERSHIP
                                       BY: DIVISION FINTUBE CORPORATION,
                                       ITS GENERAL PARTNER

By: /S/ RHYS J. BEST                   By:  /S/ JERRY E. RYAN
    ---------------------------           -----------------------------------
    Rhys J. Best, Chairman of               Jerry E. Ryan, Chairman of the Board
    the Board, Chief Executive
    Officer and President

"PURCHASER"

FINTUBE TECHNOLOGIES, INC.

By: /s/ RHYS J. BEST
    -------------------------
    Rhys J. Best, Chairman


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